ASSET PURCHASE AGREEMENT

among

THE GRADALL COMPANY, as Seller,

GRADALL INDUSTRIES, INC., as Seller Parent,

JLG INDUSTRIES, INC., as JLG,

ALAMO GROUP (OH) INC., as Buyer,

NP REAL ESTATE INC., as Real Property Buyer, and

ALAMO GROUP INC., as Buyer Parent

Dated as of February 3, 2006

i

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Schedules

Schedule 1.01A(a)	Equipment
Schedule 1.01A(b)	Inventory
Schedule 1.01A(c)	Contracts
Schedule 1.01B(a)	Transferred Real Property
Schedule 1.02(i)	Affiliate Machinery and Equipment
Schedule 1.02(m)	Excluded Assets
Schedule 1.04	Assumed Liabilities
Schedule 3.03	Third-Party Consents
Schedule 3.04	Financial Statements
Schedule 3.05	Permitted Liens
Schedule 3.05(a)	Consigned Inventory
Schedule 3.06(a)	Material Contracts
Schedule 3.07(a)	Out-of-Ordinary Course Business Activities
Schedule 3.07(b)	Material Changes to Seller
Schedule 3.08(a)	Compliance with Laws
Schedule 3.08(b)	Material Permits
Schedule 3.09(a)	Litigation
Schedule 3.09(b)	Judgments, Outstanding Orders, Injunctions, Decrees, Stipulations and Awards
Schedule 3.10(a)	Patents
Schedule 3.10(b)	Trademarks
Schedule 3.10(c)	Copyrights
Schedule 3.11	Taxes
Schedule 3.14	Environmental Matters
Schedule 3.15	Labor Matters
Schedule 3.16(a)	Benefit Plans
Schedule 3.16(b)	Transferred Benefit Plans
Schedule 3.16(h)	Non-Exempt Prohibited Transactions
Schedule 3.17	Insurance
Schedule 3.18	Product Liability Claims
Schedule 3.19	Product Warranties
Schedule 5.01	Employees

iv

Exhibits

Exhibit A	Form of Special Warranty Deed
Exhibit B	Form of Assignment of Intellectual Property Rights
Exhibit C-1	Form of Assignment and Assumption Agreement (Buyer)
Exhibit C-2	Form of Assignment and Assumption Agreement (Real Property Buyer)
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Supply Agreement
Exhibit F	Form of Trademark License and Agreement
Exhibit G	Form of Sublease Agreement
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of RER Bill of Sale
Exhibit J	Form of Non-Competition Agreement

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This ASSET PURCHASE AGREEMENT is dated as of February 3, 2006, among THE GRADALL COMPANY, a corporation organized under the laws of Ohio ("Seller"), GRADALL INDUSTRIES, INC., a corporation organized under the laws of Delaware ("Seller Parent"), JLG INDUSTRIES, INC., a corporation organized under the laws of Pennsylvania ("JLG"), ALAMO GROUP (OH) INC., a corporation organized under the laws of Delaware ("Buyer"), NP REAL ESTATE, INC., a corporation organized under the laws of Ohio ("Real Property Buyer"), and ALAMO GROUP INC., a corporation organized under the laws of Delaware ("Buyer Parent").

WHEREAS, Seller wishes to sell and Buyer wishes to purchase certain assets of Seller relating to the Business (excluding the Excluded Assets), included among such purchased assets, the Affiliate Parts and Inventory;

WHEREAS, Seller wishes to sell the Transferred Real Property and Real Property Buyer wishes to purchase the Transferred Real Property; and

WHEREAS, Buyer will assume certain liabilities and obligations of Seller as more fully described herein, all on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Transfer of Assets and Transferred Real Property;  Assumption of
Liabilities and Purchase Price

Section 1.01          Transfer of Property and Assets.           At the Closing:

A.                Seller shall, or shall cause its Affiliates to, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, or Seller's Affiliates, as applicable, the following assets relating to the Business and, to the extent not included therein, the Affiliate Parts and Inventory, in each case as they exist on the Closing Date, but excluding the Excluded Assets (collectively, the "Transferred Assets"):

(a)           all machinery, equipment, office equipment, computers, vehicles, jigs, dies, molds and tools, and spare parts, either located on the Transferred Real Property or listed on Schedule 1.01A(a), used or held for use by Seller, or an Affiliate of Seller, in connection with the Business (collectively, the "Equipment");

(b)          all inventories, including finished products, samples, work-in-process, raw materials, consigned equipment, replacement parts, and packaging materials, either located on the Transferred Real Property or listed on Schedule 1.01A(b), owned by Seller, or an Affiliate of Seller, relating to the Business, and the Affiliate Parts and Inventory (collectively, the "Inventory");

(c)           subject to Section 1.03, all rights of Seller under (I) contracts, commitments, understandings, binding arrangements, leases of personal property, licenses, purchase orders and all other legally binding arrangements to which Seller is a party or to which Seller or any of the Transferred Assets is subject, relating exclusively to the Business and listed in Schedule 1.01A(c) and (II) all Ordinary Course of Business Contracts, except to the extent any of the foregoing relate to the Excluded Assets or the Retained Liabilities (collectively, the "Contracts");

(d)          all of the following books and records in the possession of Seller or Seller's Affiliates, wherever located, relating to the Transferred Assets or the Business (collectively, the "Transferred Records"):  sales records, books of account, general ledger, personnel records for Transferred Employees, records relating to all Environmental Matters (other than Environmental Matters relating to the Transferred Real Property), files, invoices, inventory records, accounting records, product specifications, drawings, engineering, maintenance, operating and production records, advertising materials, customer lists, cost and pricing information, bids and quotations, supplier lists, business plans, catalogs, quality control records and manuals, blueprints, research and development files, laboratory books and patent and trademark files, other than records kept for financial reporting or tax purposes and except to the extent any of the foregoing relate to the Excluded Assets or the Retained Liabilities;

(e)           to the extent transfer is permitted under applicable law or regulation and subject to Section 1.03, all Permits;

(f)            all patents and patent applications listed in Schedule 3.10(a) (the "Patents");

(g)           all trademarks, trademark applications and registrations, trade names and service marks listed in Schedule 3.10(b), together with the goodwill associated therewith (the "Trademarks");

(h)           all registered copyrights or unregistered copyrights listed in Schedule 3.10(c) (the "Copyrights");

(i)             all unpatented formulas, know-how, manufacturing methods and processes, inventions, discoveries, trade secrets, improvements and other technology owned by Seller to the extent used or held for use exclusively in connection with the Business, other than, for the avoidance of doubt, the Telehandler/Boom Lift Intellectual Property (together with the Patents, the Trademarks and the Copyrights, the "Intellectual Property");

(j)            all accounts and notes receivable, employee receivables, deferred charges, chattel paper and other rights of Seller to receive payments relating to the Business (the "Accounts Receivable");

(k)          the assets associated with certain Benefit Plans transferred to Buyer as more fully described in Article V; and

(l)             all goodwill of the Business, including the right to represent oneself as the successor to the Business.

B.     Seller shall sell, transfer, assign and deliver to Real Property Buyer, and Real Property Buyer shall purchase, acquire and accept from Seller:

(a)           the real property owned by Seller and used in connection with the Business and set forth on Schedule 1.01B(a) together, unless otherwise set forth on such Schedule, with all buildings, improvements, fixtures and other appurtenances thereon and thereto (the "Transferred Real Property"); and

(b)          all books and records in the possession of Seller or Seller's Affiliates, wherever located, relating to the Transferred Real Property, including files, maintenance records, warranties, floor plans, design plans, architecture or engineering drawings or specifications, records relating to all Environmental Matters relating to the Transferred Real Property, and blueprints (the "Transferred Real Property Records").

Section 1.02          Excluded Assets.          Notwithstanding anything to the contrary contained in this Agreement, Seller or, as applicable, any Affiliate of Seller, shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and delivery to Buyer and Real Property Buyer hereunder, any and all assets or properties not utilized in the Business other than the Affiliate Parts and Inventory (collectively, the "Excluded Assets"), including, without limitation, those assets of Seller set forth below:

(a)           cash, cash equivalents, investments and bank accounts (except as relating to the Transferred Benefit Plans and Seller's FSA);

(b)          all accounts and notes receivable, deferred charges, chattel paper and other rights to receive payments (the "Excluded Accounts Receivable") and other current assets, contracts, books and records, licenses and permits, intellectual property or goodwill to the extent related to or arising from the Excluded Assets or the Retained Liabilities;

(c)           any intercompany receivables owed to Seller by any Affiliate of Seller or any other current intercompany assets of Seller, other than any trade accounts receivable or other accounts receivable or other current assets reflected on the Closing Statement;

(d)          except as otherwise provided in Article V, any assets related to any Benefit Plan in which any employees of Seller or any of its Affiliates participate;

(e)           any refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to Taxes paid or to be paid by Seller or any of its Affiliates relating to periods or portions thereof ending on or prior to the Closing Date;

(f)            any records (including accounting records) related to Taxes paid or payable by Seller or any of its Affiliates;

(g)           Seller's corporate charter documents, minute books, stockholder records, stock transfer records, similar corporate records and corporate seal;

(h)           all patents and patent applications, and all unpatented formulas, know-how, manufacturing methods and processes, inventions, discoveries, trade secrets, improvements and other technology owned by Seller and used or held for use exclusively in connection with Seller's telehandler or boom lift product lines (collectively, the "Telehandler/Boom Lift Intellectual Property"), and all trademarks, trademark applications and registrations, trade names and service marks relating to or incorporating the name "JLG," together with the goodwill associated therewith;

(i)             the Affiliate Machinery and Equipment except, in the case of the tooling and fixtures listed in Subsection (a) of Item 4 on Schedule 1.02(m), to the extent such items are used in the Business;

(j)            Seller's and Seller's Affiliates' respective rights under all insurance policies, contracts and agreements (whether relating to the Business, the Transferred Assets or otherwise);

(k)          such books and records as relate to (i) the Excluded Assets, (ii) the Retained Liabilities, (iii) the negotiation and consummation of the transactions provided for in this Agreement, including, without limitation, confidential communications with legal counsel representing Seller and the right to assert the attorney-client privilege with respect to any such communications and (iv) copies of such other portion of the Transferred Real Property Records as Seller deems appropriate;

(l)             Seller's and Seller's Affiliates' respective rights under this Agreement and any other agreements contemplated hereby; and

(m)         those assets listed on Schedule 1.02(m), regardless of whether such assets are located on the Transferred Real Property or relate to the Business, except, in the case of the tooling and fixtures listed in Subsection (a) of Item 4 on Schedule 1.02(m), to the extent such items are used in the Business.

Section 1.03          Consents to Certain Assignments.         To the extent the sale, transfer or assignment of any Contract or Permit requires the consent of any third party, this Agreement shall not constitute an agreement to effect such sale, transfer or assignment if such action would constitute a breach or violation of, or with respect to, such Contract or Permit or any statute, rule or regulation.  If Seller is unable to obtain the consent to the assignment of any Contract or Permit prior to the Closing, the Closing shall nonetheless take place and, thereafter, Seller shall take or cause to be taken all commercially reasonable steps (not including the payment of consideration) requested by Buyer to secure such consent after the Closing or otherwise to transfer or provide to Buyer the benefits of such Contracts or Permits, and Buyer shall provide Seller with reasonable assistance in connection therewith.

Section 1.04          Assumption of Liabilities.

(a)           Buyer hereby undertakes and agrees from and after the Closing, subject to the limitations contained herein, to assume and to pay, perform and discharge when due the following liabilities, obligations or duties related to, arising out of or in respect of the Business, the Transferred Assets or the Transferred Real Property:

(i)                  liabilities set forth in the Closing Statement;

(ii)                liabilities, obligations or duties under the Contracts arising after the Closing;

(iii)               liabilities and obligations related to or arising out of claims for workers' compensation benefits arising out of actions or incidents that occur after the Closing;

(iv)              liabilities for claims, actions, suits, proceedings or investigations (whether civil, criminal, administrative or otherwise) arising from actual or alleged harm, injury or damage to persons, property or business by excavator products manufactured or services provided by the Business and relating to or arising from events, accidents, incidents or occurrences after the Closing;

(v)                liabilities for express or implied warranties for excavator products manufactured or sold by the Business, including, without limitation, obligations to repair, replace, rework or to make refunds of amounts paid for such products regardless of when such products were manufactured, sold or distributed or when defects became or become apparent;

(vi)              liabilities for the recall, notification, retrofit or other postmanufacture remedial or corrective actions relating to excavator products manufactured by the Business, regardless of when such products were manufactured, sold or shipped; and

(vii)             those liabilities, obligations and duties expressly set forth in this Agreement or on Schedule 1.04 (collectively, the "Buyer Assumed Liabilities").

Real Property Buyer hereby undertakes and agrees from and after the Closing, subject to the limitations contained herein, to assume and to pay, perform and discharge when due all liabilities, obligations or duties related to, arising out of or in respect of any Environmental Matters relating to the Transferred Real Property (including, but not limited to, the presence of Hazardous Substances at, on, under, or originating or migrating from the Transferred Real Property) (the "Real Property Buyer Assumed Liabilities" and together with the Buyer Assumed Liabilities, the "Assumed Liabilities").  For the avoidance of doubt, Environmental Matters that occur on sites other than the Transferred Real Property and that are directly caused by Hazardous Substances that are manually removed from the Transferred Real Property for off-site disposal (including storage, destruction or sale) shall not be deemed to relate to (or to have originated from) the Transferred Real Property for purposes of the immediately preceding sentence.

Other than the Assumed Liabilities and except as otherwise provided in this Agreement, neither Buyer nor Real Property Buyer shall be liable for, and neither Buyer nor Real Property Buyer assumes or agrees to pay, perform or discharge any indebtedness, contract, Tax or liability, known or unknown, contingent or otherwise of any kind or nature incurred or occurring prior to the Closing Date; provided, that, for the avoidance of doubt, neither the manufacture nor the sale of a product shall, without more, constitute a liability for purposes of this subsection (a).  Buyer or Real Property Buyer, as applicable, shall promptly forward to Seller for payment all bills or invoices received for goods or services rendered to Seller for periods before the Closing Date that are not classified as Assumed Liabilities hereunder.  Except as expressly provided herein, the assumption by Buyer and Real Property Buyer, as applicable, of the Assumed Liabilities, and the transfer thereof by Seller shall in no way expand the rights or remedies of any third party against Buyer, Real Property Buyer or Seller or their respective Affiliates as compared to the rights and remedies which such third party would have had against such parties had Buyer or Real Property Buyer, as applicable, not assumed such liabilities.

(b)          All obligations or liabilities of Seller or Seller's Affiliates that are not specifically classified as Assumed Liabilities under Section 1.04(a) are referred to hereunder as "Retained Liabilities."  Without limiting anything set forth in Section 1.04(a), the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller or Seller's Affiliates, as applicable.  The "Retained Liabilities" shall include, but not be limited to:

(i)                except as expressly set forth in Article VII, all Income Taxes arising out of, relating to or in respect of the Business imposed upon Seller or any present or former Affiliate of Seller for any taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day;

(ii)                except as expressly provided in Article V, all obligations and liabilities of Seller arising under any Benefit Plan;

(iii)               except as expressly provided in Article V, any obligation or liability of Seller for any salaries, bonuses or wages for employment by Seller in connection with the Business accruing on or before the Closing Date;

(iv)              liability for all claims, actions, suits, proceedings and investigations arising from actual or alleged harm, injury or damage to persons, property or business by products manufactured and sold by the Business and relating to or arising from accidents or occurrences on or prior to the Closing Date; provided that, for the avoidance of doubt, the foregoing provisions of this clause (iv) shall not extend to liabilities arising from or related to any Environmental Matter; and, provided, further, that (x) Seller shall have no liability in respect of service bulletins, recalls, retrofits and other similar items or events that are issued or occur after the Closing Date with respect to excavator products manufactured and sold by the Business, regardless of the date on which such products were manufactured or sold, and (y) neither the manufacture nor the sale of a product shall, without more, constitute an accident or occurrence for purposes of this clause (iv);

(v)               all obligations, liabilities and commitments of Seller that specifically relate to or arise out of the Excluded Assets;

(vi)              any and all obligations and liabilities of Seller arising under the Labor Agreement; and

(vii)             any costs, fees or expenses incurred by Seller in negotiating or consummating the transactions referenced herein, except as specifically provided in this Agreement.

Section 1.05          Consideration.  As consideration for Seller's sale of the Transferred Assets and the Transferred Real Property, subject to the terms and conditions hereof, at the Closing:  (A) Buyer shall pay to JLG the Closing Date Payment (which amount shall be subject to adjustment in accordance with Section 2.04); (B) Real Property Buyer shall pay to JLG the Real Estate Payment; and (C) Buyer and Real Property Buyer shall assume the Buyer Assumed Liabilities and the Real Property Buyer Assumed Liabilities, respectively, pursuant to the Assignment and Assumption Agreements.  Buyer and Real Estate Buyer shall pay the Closing Date Payment and the Real Estate Payment, respectively, to JLG on the Closing Date by wire transfer of immediately available funds to an account designated in writing by JLG to Buyer and Real Property Buyer at least two Business Days prior to the Closing Date.

ARTICLE II.

Closing and Post-Closing Purchase Price Adjustment

Section 2.01          Closing.  The Closing shall be held at the offices of Covington & Burling, 1201 Pennsylvania Avenue, N.W., Washington, D.C. 20004, at 10:00 a.m. New York time on the date hereof, or at such other place or on such other date and time upon which the parties may agree (such date, the "Closing Date").  The Closing shall be deemed to be effective as of midnight on the Closing Date.

Section 2.02          Deliveries by Seller.  At the Closing:

A.    Seller shall deliver, or cause its Affiliates to deliver, to Buyer the following:

(a)           a duly executed assignment of the Patents, the Trademarks and the Copyrights, in the form of Exhibit B hereto (the "IP Assignment Agreement");

(b)          assignment and assumption agreements providing for the assignment to Buyer and Real Property Buyer of the Contracts and the Permits and the assumption by Buyer and Real Property Buyer of the Buyer Assumed Liabilities and the Real Property Buyer Assumed Liabilities, respectively, in the form of Exhibits C-1 and C-2 hereto, respectively (the "Assignment and Assumption Agreements"), duly executed by Seller;

(c)           one or more bills of sale covering all other Transferred Assets (other than the Transferred Real Property Records), but specifically excluding the Excluded Assets, in the form of Exhibit D hereto (each, a "Bill of Sale"), duly executed by Seller or an Affiliate of Seller;

(d)          a transition supply agreement in the form of Exhibit E hereto (the "Supply Agreement"), duly executed by JLG;

(e)           a trademark license and agreement by which Buyer (i) licenses to Seller and its Affiliates, for three years and on a royalty-free basis, the exclusive right (with the right to sublicense) to use the "Gradall" trademark within the telescopic material handler market field of use; (ii) licenses to Seller and its Affiliates, on a royalty-free basis, the exclusive perpetual right (with the right to sublicense) to use the "Gradall" trademark in connection with the maintenance, repair and refurbishing of telescopic material handlers and related parts produced on or prior to the expiration date of the license provided pursuant to the preceding clause (i); and (iii) covenants and agrees to refrain from using or otherwise licensing the "Gradall" trademark within such field of use, in the form of Exhibit F hereto (the "Trademark License and Agreement"), duly executed by Seller and JLG;

(f)            a sublease agreement providing JLG with access to (i) the testing area located on the Transferred Real Property and all equipment and machinery relating thereto in connection with testing by Seller or its designee of telehandlers and (ii) work space for certain of Seller's engineers on the Transferred Real Property, in the form of Exhibit G hereto (the "Sublease Agreement"), duly executed by JLG;

(g)           a transition services agreement providing for the orderly continuation of the Business immediately after the Closing, in the form of Exhibit H hereto (the "Transition Services Agreement"), duly executed by JLG;

(h)           a certificate, dated the Closing Date and signed by an officer of Seller, certifying that:

(i)                  the representations and warranties of Seller contained herein are true and correct in all material respects at and as of the Closing Date;

(ii)                all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller;

(iii)               (A) Seller's articles of incorporation and bylaws, attached to the certificate, are true and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, and (C) the resolutions adopted by the board of directors (or a committee thereof duly authorized) and shareholders of Seller authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum of directors and shareholders, as applicable, was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(iv)              each of Seller's officers executing this Agreement and all certificates, agreements and documents contemplated hereby is an incumbent officer and each such officer's specimen signature on the certificate is a genuine signature;

(i)             a non-competition agreement whereby Seller, Seller Parent and JLG agree not to compete with Buyer in manufacturing, selling, distributing, fabricating or dealing in products similar in function or features to the primary functions and features of the excavator products manufactured by the Business at the Closing Date for a period of five years following the Closing (provided that the restrictions contained therein shall not prevent Seller, Seller Parent or JLG from consummating any acquisition with respect to which such excavator products comprise ten percent or less of the total sales of the business or entity so acquired), in the form of Exhibit J hereto (the "Non-Competition Agreement"), duly executed by Seller, Seller Parent and JLG; and

(j)            a certificate of good standing or other similar document in respect of Seller certified by the Secretary of State or other appropriate official of the State of Ohio, dated as of a date not more than ten days prior to the Closing Date.

B.    Seller shall deliver, or cause its Affiliates to deliver, to Real Property Buyer, the following:

(a)           a duly executed special warranty deed(s) in recordable form for each of the parcels of Transferred Real Property, made subject to Permitted Liens, conveying fee title to the Transferred Real Property in the form of Exhibit A hereto (the "Special Warranty Deed");

(b)          any documents reasonably required by the title company issuing title insurance to the Buyer for the Transferred Real Property (including customary owner's or seller's affidavits);

(c)           duplicate originals of the certificates referenced in Section 2.02A(h) and (j);

(d)          a duly executed bill of sale conveying the Transferred Real Property Records to Real Property Buyer, in the form of Exhibit I hereto (the "RER Bill of Sale"); and

(e)           a duly executed certificate of Seller, in compliance with Section 1.1445‑2(b)(2) of the regulations under the Code, listing Seller's name, address and U.S. employer identification number and stating that Seller is not a foreign person.

Section 2.03          Deliveries by Buyer and Real Property Buyer.  At the Closing:

A.    Buyer shall deliver to JLG immediately available funds in an amount equal to the Closing Date Payment in the manner set forth in Section 1.05.

B.    Buyer shall deliver to Seller the following:

(a)           a duly executed Assignment and Assumption Agreement in the form of Exhibit C-1;

(b)          a duly executed Supply Agreement;

(c)           a duly executed Trademark License and Agreement;

(d)          a duly executed Sublease Agreement;

(e)           a duly executed Transition Services Agreement;

(f)            a certificate, dated the Closing Date and signed by an officer of Buyer, certifying that:

(i)                  the representations and warranties of Buyer contained herein are true and correct in all material respects at and as of the Closing Date;

(ii)                all documents to be executed by Buyer and delivered at the Closing have been executed by a duly authorized officer of Buyer;

(iii)               (A) Buyer's articles of incorporation and bylaws, attached to the certificate, are true and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, and (C) the resolutions adopted by the board of directors of Buyer (or a committee thereof duly authorized) authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(iv)              each of Buyer's officers executing this Agreement and all certificates, agreements and documents contemplated hereby is an incumbent officer and each such officer's specimen signature on the certificate is a genuine signature;

(g)           a certificate of good standing or other similar document in respect of Buyer certified by the Secretary of State or other appropriate official of the State of Delaware, dated as of a date not more than ten days prior to the Closing Date;

(h)           a duly executed Non-Competition Agreement; and

(i)             a duly executed IP Assignment Agreement.

C.    Real Property Buyer shall deliver to JLG immediately available funds in an amount equal to the Real Estate Payment in the manner set forth in Section 1.05.

D.    Real Property Buyer shall deliver to Seller the following:

(a)           a duly executed consent to the Sublease Agreement together with a certified copy of the duly executed lease agreement by which Real Property Buyer leases to Buyer the property subleased to Seller pursuant to the Sublease Agreement;

(b)          a duly executed Assignment and Assumption Agreement in the form of Exhibit C-2;

(c)           a certificate, dated the Closing Date and signed by an officer of Real Property Buyer, certifying that:

(i)                  the representations and warranties of Real Property Buyer contained herein are true and correct in all material respects at and as of the Closing Date;

(ii)                all documents to be executed by Real Property Buyer and delivered at the Closing have been executed by a duly authorized officer of Real Property Buyer;

(iii)               (A) Real Property Buyer's articles of incorporation and bylaws, attached to the certificate, are true and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, and (C) the resolutions adopted by the board of directors of Real Property Buyer (or a committee thereof duly authorized) authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(iv)              each of Real Property Buyer's officers executing this Agreement and all certificates, agreements and documents contemplated hereby is an incumbent officer and each such officer's specimen signature on the certificate is a genuine signature; and

(d)          a certificate of good standing or other similar document in respect of Real Property Buyer certified by the Secretary of State or other appropriate official of the State of Ohio, dated as of a date not more than ten days prior to the Closing Date.

Section 2.04          Post-Closing Purchase Price Adjustments.

(a)           Closing Statement Adjustment.

(i)                  Adjustment.  Within 45 days after the Closing Date, Seller shall deliver to Buyer an unaudited statement (the "Closing Statement"), certified by an officer of Seller as having been prepared in accordance with this Section 2.04(a)(i), that shall set forth the Net Asset Value of the Business as of the Closing Date and shall be prepared in accordance with the Accounting Policies and, subject to the requirement that the Closing Statement be prepared in accordance with the Accounting Policies, in a manner consistent with the preparation of the Recent Balance Sheet.  Without limiting the generality of the foregoing sentence, the Closing Statement shall not include any "equipment" or "inventory" of Seller other than the Equipment and Inventory described under Sections 1.01A(a) and (b), respectively.  Representatives of Seller shall be given access to all pertinent books, records and other data of the Business for the purpose of preparing the Closing Statement.  Personnel of Buyer and Buyer's Affiliates may be consulted by such representatives.  Buyer and Buyer's Affiliates shall provide preferential cooperation and support to Seller and Seller's representatives in order to accommodate the deadlines set forth in this Section 2.04(a).

(ii)                Objections.  Buyer shall have the right to review the Closing Statement, and Seller shall provide Buyer with access to the work papers used in connection with the preparation of the Closing Statement.  If Buyer does not notify Seller to the contrary within 30 days after the date the Closing Statement is delivered to Buyer, then the Closing Statement shall be deemed to be final, conclusive and binding on the parties.  If Buyer determines that the Closing Statement has not been prepared in accordance with Section 2.04(a)(i), then Buyer shall inform Seller on or before the last day of such 30-day period by delivering a written notice to Seller ("Buyer's Objection"), (i) setting forth a specific description of the basis of Buyer's Objection and the adjustments to Net Asset Value that Buyer believes should be made and (ii) only including objections based on mathematical errors or based on the Closing Statement not being prepared in accordance with Section 2.04(a)(i).  The Closing Statement shall not be subject to any adjustment unless the aggregate value of all proposed adjustments exceeds $75,000.  In the event that the amount of the aggregate adjustments to the Closing Statement exceeds $75,000, then, subject to confirmation of such adjustments by Seller or resolution of any disputes pursuant to Section 2.04(a)(iii), Net Asset Value shall be adjusted dollar for dollar in the amount of such adjustments.  Seller shall then have 30 days to review and respond to Buyer's Objection.  Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in Buyer's Objection, and Seller shall have access to the working papers of Buyer prepared in connection with Buyer's preparation of Buyer's Objection.

(iii)               Resolution of Disputes.  If Seller and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 20 days following the completion of Seller's review of Buyer's Objection, then either Seller or Buyer shall have the right to refer their remaining disagreements to the Independent Auditor, which shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in Section 2.04(a)(i), and only with respect to the remaining disagreements so submitted by Buyer to Seller (based only on mathematical errors or based on the Closing Statement not being prepared in accordance with Section 2.04(a)(i), and not by independent review), whether and to what extent, if any, the Net Asset Value as derived from the Closing Statement requires adjustment.  The calculation of the Net Asset Value, as derived from the Closing Statement by the Independent Auditor in accordance with this Section 2.04(a)(iii), shall be neither higher than the highest calculation of the Net Asset Value nor lower than the lowest calculation of the Net Asset Value, in each case, that is submitted by Buyer or Seller to the other in accordance with this Section 2.04(a).  In connection with the engagement of the Independent Auditor, Buyer and Seller shall execute reasonable engagement letters with the Independent Auditor.  Buyer and Seller shall direct the Independent Auditor to use its best efforts to render its determination within 45 days.  The Independent Auditor's determination shall be conclusive and binding upon Buyer and Seller.  Buyer and Seller shall make readily available to the Independent Auditor all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Recent Balance Sheet and the Closing Statement and all other items reasonably requested by the Independent Auditor.  The fees and expenses of the Independent Auditor shall be shared equally by Seller and Buyer.

(iv)              Adjustment Payment.  Within ten days after the final determination of the Closing Statement, (a) in the event that the Net Asset Value of the Business (as determined by the Closing Statement) exceeds $30,131,240, Buyer shall pay to JLG the amount of such excess, and (b) in the event that the Net Asset Value of the Business (as determined by the Closing Statement) is less than $30,131,240, JLG shall pay to Buyer the amount of such shortfall.

(b)          ABO Purchase Price Adjustment.

(i)                  Adjustment.  Within 10 days after the Closing Date the parties shall cooperate to provide the actuary specified below with any requested census and other information, and, within 30 days after the date on which such actuary receives such information, Seller shall deliver to Buyer a valuation of the accrued benefit obligations under Seller's Pension Plans as of the day immediately after the Closing Date (the "ABO Valuation").  Such valuation shall be prepared by the same actuaries that prepared the valuation of such accrued benefit obligations as of July 31, 2005 (the "Prior ABO Valuation"), shall use the same methodologies as were used in connection with the Prior ABO Valuation, which valuation was delivered by Seller to Buyer, and shall otherwise be prepared in a manner consistent with such Prior ABO Valuation.  With respect to discount rate, the rate selected shall be consistent with SFAS 87 using the discounted cash flows projected from the plan and the annual spot rates for the month end coinciding with or immediately preceding the Closing Date as set forth in the Citigroup Pension Discount Curve as shown on the Society of Actuaries Website.  Buyer and Seller shall each make readily available to the other party and to such actuary all relevant books and records and any work papers (including those of the parties' respective accountants and actuaries) relating to the ABO Valuation and Seller's Pension Plans and all other items reasonably requested by the applicable party or such actuary.  The fees and expenses of such actuary shall be shared equally by Seller and Buyer.

(ii)                Objections.  Buyer shall have the right to review the ABO Valuation.  If Buyer does not notify Seller to the contrary within 15 days after the date the ABO Valuation is delivered to Buyer, then the ABO Valuation shall be deemed to be final, conclusive and binding on the parties.  If Buyer determines that the ABO Valuation has not been prepared in accordance with Section 2.04(b)(i), then Buyer shall inform Seller on or before the last day of such 15-day period by delivering a written notice to Seller ("Buyer's ABO Objection"), (i) setting forth a specific description of the basis of Buyer's ABO Objection and the adjustments that Buyer believes should be made and (ii) only including objections based on mathematical errors or based on the ABO Valuation not being prepared in accordance with Section 2.04(b)(i).  Seller shall then have 15 days to review and respond to Buyer's ABO Objection.  Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in Buyer's ABO Objection, and Seller shall have access to the working papers of Buyer prepared in connection with Buyer's preparation of Buyer's ABO Objection.

(iii)               Resolution of Disputes.  If Seller and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 20 days following the completion of Seller's review of Buyer's ABO Objection, then either Seller or Buyer shall have the right to refer their remaining disagreements to the Independent Auditor, which shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in Section 2.04(b)(i), and only with respect to the remaining disagreements so submitted by Buyer to Seller (based only on mathematical errors or based on the ABO Valuation not being prepared in accordance with Section 2.04(b)(i), and not by independent review), whether and to what extent, if any, the ABO Valuation requires adjustment.  The calculation of the ABO Valuation by the Independent Auditor in accordance with this Section 2.04(b)(iii), shall be neither higher than the highest calculation of the ABO Valuation nor lower than the lowest calculation of the ABO Valuation, in each case, that is submitted by Buyer or Seller to the other in accordance with this Section 2.04(b).  In connection with the engagement of the Independent Auditor, Buyer and Seller shall execute reasonable engagement letters with the Independent Auditor.  Buyer and Seller shall direct the Independent Auditor to use its best efforts to render its determination within 45 days.  The Independent Auditor's determination shall be conclusive and binding upon Buyer and Seller.  Buyer and Seller shall make readily available to the Independent Auditor all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the ABO Valuation and all other items reasonably requested by the Independent Auditor.  The fees and expenses of the Independent Auditor shall be shared equally by Seller and Buyer.

(iv)              Adjustment Payment.  Within 15 days after the final determination of the ABO Valuation, (a) in the event that the unfunded accrued benefit obligations (accrued benefit obligations minus market value of assets, each determined the day immediately after the Closing Date) under Seller's Pension Plans exceed $5,907,631, JLG shall pay to Buyer one-half of such excess amount, and (b) in the event that the accrued benefit obligations under Seller's Pension Plans are less than $5,907,631, Buyer shall pay to JLG one-half of the amount of such shortfall.

(c)           Adjustments Not Duplicative.  For the avoidance of doubt, the purchase price adjustments provided for in Section 2.04(a) and Section 2.04(b) above shall not be duplicative.

Section 2.05          Allocation of Purchase Price.  Seller and Buyer shall allocate the Closing Date Payment, as adjusted pursuant to this Article II, among the Transferred Assets, and Seller and Real Property Buyer shall allocate the Real Estate Payment among the Transferred Real Property and the Transferred Real Property Records, all in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE III.

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer and Real Estate Buyer as follows:

Section 3.01          Organization.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio.

Section 3.02          Authorization.  Seller has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates and documents contemplated hereby to be executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby.  Seller has taken all corporate action required by its certificate of incorporation and bylaws to authorize the execution and delivery of this Agreement and all other agreements, certificates and documents contemplated hereby to be executed and delivered by Seller and to authorize the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.  All other agreements, certificates and documents contemplated hereby to be executed and delivered by Seller will on the Closing Date be duly and validly executed by Seller and be legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

Section 3.03          No Conflicts or Violations; No Consents or Approvals Required.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller, (b) conflict with or violate any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Seller or (c) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under any agreement or other instrument to which Seller is a party, including, but not limited to, the Material Contracts, or to which any of the Transferred Assets is subject, or that would result in the creation of any Lien, other than Permitted Liens or Liens caused by Buyer, on any of the Transferred Assets.  Except as set forth on Schedule 3.03, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any Person is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

Section 3.04          Financial Statements. Attached as Schedule 3.04 are the internally prepared financial statements of the Business consisting of a balance sheet as of the Statement Date (the "Recent Balance Sheet") and an income statement for the nine-month period then ended (the foregoing financial statements are referred to herein collectively as the "Financial Statements").  The Financial Statements were prepared from the books and records of Seller relating to the Business, in accordance with the accounting policies set forth on Schedule 3.04 (the "Accounting Policies"), consistently applied throughout the periods covered thereby, and fairly present in all material respects, in accordance with Accounting Policies, the financial condition of the Business at the Statement Date and the operating results of the Business for the nine-month period ended on the Statement Date (except for the absence of footnotes and subject to normal year end adjustments).

Section 3.05          Title to Transferred Assets.  At the Closing, Buyer will acquire from Seller, or Seller's Affiliates, as applicable, good and marketable title to, or valid contract rights to, as applicable, all of the Transferred Assets, free and clear of all Liens other than Permitted Liens.  Except as listed on Schedule 3.05(a), none of the Inventory has been consigned to any Person.

Section 3.06          Material Contracts.

(a)           Schedule 3.06(a) sets forth a list of all Material Contracts in effect on the date of this Agreement.  Seller has delivered or made available to Buyer copies of all written Material Contracts and descriptions of the material terms of all oral Material Contracts listed on Schedule 3.06(a).  Seller and, to Seller's Knowledge, each other party to each Material Contract in effect on the date of this Agreement, is in compliance in all material respects with the terms thereof.  Seller has not received notice of cancellation or intent to cancel any of the Material Contracts.

(b)          No Consents Required.  Except as set forth in Schedule 3.03, no consent by any third party is required under any of the Material Contracts as a result of or in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.07          Conduct of Business Since Statement Date; Absence of Changes.

(a)           Except as set forth in Schedule 3.07(a), since the Statement Date, Seller has conducted the Business only in the ordinary course in a manner consistent with past practice.

(b)          Except as set forth in Schedule 3.07(b), since the Statement Date, there has not been:

(i)                  any increase in the compensation, salaries or wages payable or to become payable to any Transferred Employee, except in the ordinary course of business or as required under written employment agreements in effect as of the Statement Date;

(ii)                any sale, lease or other transfer or disposition of any properties or assets of the Seller used in connection with the Business, except for properties and assets sold in the Ordinary Course of Business;

(iii)               the incurrence of any indebtedness for borrowed money or the entering into of a guarantee of the indebtedness of any third party by the Seller;

(iv)              the loss of any significant customer, supplier or dealer of the Business;

(v)                any damage, destruction or loss (whether or not covered by insurance) affecting any of the Transferred Assets other than a damage, destruction or loss that does not exceed $100,000;

(vi)              any cancellation or loss of any Permit;

(vii)             any amendment or any early termination of any Material Contract, other than amendments or terminations in the Ordinary Course of Business; or

(viii)           any entry by the Seller into a contract or agreement for the purpose of taking, or otherwise resulting in, any of the actions described in subclauses (i) through (vii) above.

Section 3.08          Compliance with Law and Permits.

(a)           Except as set forth in Schedule 3.08(a) or except as is not reasonably likely to result in a Material Adverse Effect, Seller is in compliance with all applicable Laws relating to the Business.

(b)          Schedule 3.08(b) includes all material Permits.  Except as disclosed in Schedule 3.08(b), all such Permits are in full force and effect except for those whose failure to be in full force and effect would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed in Schedule 3.08(b), no proceeding is pending or, to Seller's Knowledge, threatened seeking the revocation or limitation of any such Permit.

(c)           This Section shall not apply to Environmental Matters, which are exclusively the subject of Section 3.14, or to matters relating to employee benefit plans, which are exclusively the subject of Section 3.16.

Section 3.09          Litigation; Orders.

(a)           Schedule 3.09(a) includes all claims for damages, actions, suits or proceedings that, as of the date hereof, are pending or, to the Knowledge of Seller, threatened against Seller or the Business before any arbitrator or Governmental Entity.

(b)          Except as disclosed in Schedule 3.09(b), as of the date hereof, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller or any of its properties or the Business.

Section 3.10          Intellectual Property.  The Patents, the Trademarks and the Copyrights are listed in Schedule 3.10(a), (b) and (c), respectively.  Except as set forth in Schedule 3.10(a), (b) or (c), Seller beneficially owns all rights to such Patents and the registrations for such Trademarks and Copyrights, and Seller has not granted to any third party any license or other right to any of the Intellectual Property.  Except for the Excluded Assets, the Intellectual Property includes all material patents, trademarks, copyrights, know-how and other intellectual property necessary for the operation of the Business as currently conducted. None of the Telehandler/Boom Lift Intellectual Property is used in the operation of the Business.  Except as set forth in Schedule 3.10(a), (b) or (c), no claim is pending or, to the Knowledge of Seller, threatened against Seller asserting that Seller's use of the Intellectual Property infringes the patent, trademark or copyright rights of any Person that is reasonably likely to result in a Material Adverse Effect and, to the Knowledge of Seller, such use of the Intellectual Property does not infringe any such rights.  To the Knowledge of Seller, no other person or entity is infringing Seller's rights in the Intellectual Property, in any manner that is reasonably likely to result in a Material Adverse Effect.

Section 3.11          Taxes.  Except as otherwise provided in Schedule 3.11, (a) Seller and any consolidated, combined or unitary group of which it is or has been a member has timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed on or prior to the date hereof; (b) Seller has timely paid all Taxes shown as due and payable on all Tax Returns described in Section 3.11(a) that have been filed; (c) no Taxing Authority has raised in writing any shortfalls in the payment of Taxes which relate to the Transferred Assets, the Transferred Real Property or the Business for which a Lien could otherwise be imposed after the Closing Date upon any Transferred Asset or the Transferred Real Property, or any issues which would be reasonably likely to have a Material Adverse Effect, (d) neither Seller nor any of its Affiliates has made with respect to the Transferred Assets or the Transferred Real Property any consent under Section 341 of the Code; (e) no property of Seller is "tax exempt use property" within the meaning of Section 168(h) of the Code; (f) Seller is not a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954; and (g) Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

Section 3.12          Entire Business.  The Transferred Assets, the Transferred Real Property and the Transferred Real Property Records include all of the assets and real property (and records related to real property), respectively, used or held for use by Seller in connection with the Business, except for the Excluded Assets and except as set forth in Section 8.01; provided, that Seller makes no representation or warranty hereunder as to undocumented Intellectual Property.

Section 3.13          Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

Section 3.14          Environmental Matters.  With regard to Environmental Matters:

(a)           Except as set forth in Schedule 3.14, Seller and its Affiliates, with respect to the Business, the Transferred Real Property, and the Transferred Assets, (i) are in material compliance with Environmental Laws and (ii) possess or have applied for all Permits required under Environmental Laws.  Except as set forth in Schedule 3.14, Seller and its Affiliates, with respect to the Business, the Transferred Real Property, and the Transferred Assets, have not received any written notice from any Governmental Entity within the last five years (x) relating to the revocation, cancellation or suspension of such Permits, (y) alleging that the Business, the Transferred Real Property, or the Transferred Assets are not in compliance with Environmental Laws or that any cleanup of Hazardous Substances is required with respect to the Business, the Transferred Real Property, or the Transferred Assets in any case in which Seller or its Affiliates have a continuing obligation under Environmental Laws to respond to such allegation, or (z) naming Seller or its Affiliates potentially responsible parties for Hazardous Substance disposal pursuant to Environmental Laws.

(b)          Included in the Transferred Records and the Transferred Real Property Records are copies of all records, reports, memoranda (whether prepared in-house or by other Persons), applications and Permits relating to Environmental Matters in the possession of Seller or its Affiliates.  Nothing contained in any of the Transferred Records relating to Environmental Matters or the Transferred Real Property Records relating to Environmental Matters, in each case that either (i) were generated on behalf of JLG in connection with JLG's acquisition of the Business or (ii) have been generated by or on behalf of Seller since the date on which JLG, through the Seller, acquired the Business, contains any untrue statement of a material fact with respect to the subject matter of such Transferred Record or such Transferred Real Property Record, as applicable. There is no material fact Known to Seller or its Affiliates that has not been disclosed to Buyer or Real Property Buyer relating to Environmental Matters.

(c)           With regard to chromium previously discharged or released on the Transferred Real Property, Seller has performed such mitigation and remediation activities as are disclosed in the Transferred Real Property Records relating to Environmental Matters, which mitigation and remediation activities were, to Seller's Knowledge, consistent with then publicly available information pertaining to Ohio's Voluntary Action Program adopted by the Ohio Environmental Protection Agency.

(d)          Except as an alloy element in weld wire, neither Seller nor any of its Affiliates has, within the last year, conducted or permitted any other Person to conduct any operations on the Transferred Real Property involving the storage, use, machining, fabrication or processing of more than de minimis amounts of chromium, including any processes that generate more than de minimis levels of chromium-containing dust or liquid wastes, including, without limitation, any chrome plating, and neither Seller nor any of its Affiliates has, within the last year, stored, used, processed or otherwise handled on the Transferred Real Property tetrachloroethene (PCE) (CAS# 127-18-4), trichloroethene (TCE) (CAS# 79-01-6), cis-1,2-dichloroethene (CAS #156-59-2), trans-1,2-dicloroethene (CAS #156-60-5) or vinyl chloride (CAS #75-01-4) or any formulations, supplies, products or waste containing more than 1% by weight of these compounds in aggregate.

Section 3.15          Labor Matters.  Except as disclosed in Schedule 3.15, Seller is not a party to any collective bargaining agreement with any labor organization involving employees of Seller engaged in the Business.  Except as disclosed in Schedule 3.15 and except as is not reasonably likely to result in a Material Adverse Effect, there is not pending or, to the best of Seller's Knowledge, threatened, any strike, lock-out, work-stoppage, union-organizing effort or other labor dispute, unfair labor practice proceeding or labor arbitration proceeding involving employees of Seller engaged in the Business.

Section 3.16          Employee Benefit Plans.

(a)           Schedule 3.16(a) contains a list of all Benefit Plans.

(b)          Contributions Due.  Except as set forth in Schedule 3.16(b), all contributions due to any of the Transferred Benefit Plans have been made as required by ERISA or Section 412 of the Code or as may be otherwise required by the terms of any Transferred Benefit Plan.

(c)           Actuarial Report.  Seller has heretofore made available to Buyer or Buyer's counsel a true and complete copy of the most recently available actuarial valuation and the most recent statement of assets for each of the Benefit Plans that is subject to Title IV of ERISA other than multiemployer plans within the meaning of Section 3(37) of ERISA.

(d)          Multiemployer Plan.  With respect to each Transferred Benefit Plan that is a multiemployer plan within the meaning of ERISA, (i) there has never been a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, by Seller or any of its Affiliates, (ii) the plan has never asserted that there has been a "complete withdrawal" or a "partial withdrawal," as such events are respectively determined under Sections 4203 and 4205 of ERISA, by Seller or any of its Affiliates, (iii) neither Seller nor any of its Affiliates is delinquent in making any contribution required to be made to each such plan, (iv) there is no pending dispute between the plan and Seller or any of its Affiliates, and (v) if Seller and/or its Affiliates completely withdrew from such plan (as determined under Section 4203 of ERISA) on the date hereof, there would be no basis for that plan to assess against Seller or any of its Affiliates any amount of withdrawal liability.

(e)           Absence of Liens.  There exists no Lien against any of the Transferred Assets arising under Sections 302(f) or 4068(a) of ERISA or Section 412(n) of the Code.

(f)            Status of Transferred Benefit Plans.  Except as set forth in Schedule 3.16(b), each Transferred Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan under Section 401(a) of the Code meets the requirements of Section 401(a) of the Code (except to the extent the remedial amendment period for amendments to such plan has not ended as of the Closing Date); the trust, if any, forming part of such plan is exempt from U.S. Federal income tax under Section 501(a) of the Code; a favorable determination, advisory or opinion letter has been issued by the IRS with respect to each plan and since the date of such determination, advisory or opinion letter there are no circumstances that are likely to adversely affect the qualification of such plans. In addition, Seller has not received any written or verbal notice or correspondence from the IRS, the U.S. Department of the Treasury, The Pension Benefit Guaranty Corporation, the Pension and Welfare Benefits Administration, the U.S. Department of Labor ("DOL"), any participant in, or beneficiary of, a Transferred Benefit Plan or any agent representing the foregoing that brings into question Seller's compliance as to any Transferred Benefit Plan.

(g)           All required reports and descriptions (including, but not limited to, Form 5500 annual reports and required attachments (including, but not limited to, any required independent audit), Forms 1099-R, summary annual reports, Form PBGC-1, and summary plan descriptions) have been filed or distributed appropriately with respect to each Transferred Benefit Plan.  All required Tax filings with respect to each Transferred Benefit Plan have been made, including but not limited to IRS Forms 990-T and 5330, and any Taxes due in connection with such filings have been paid. No event or condition exists with respect to any Transferred Benefit Plan that could subject Seller to any material tax under Section 4980B of the Code or, for plan years beginning before January 1, 1989, Section 162(k) of the Code. Each Benefit Plan is in compliance with Section 412 of the Code, where applicable.

(h)           Except as set forth in Schedule 3.16(h), there have been no non-exempt "prohibited transactions" within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA in connection with any Transferred Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; except as set forth in Schedule 3.16(b), each Transferred Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable Law and with the terms and provisions of all documents, contracts, or agreements pursuant to which such Transferred Benefit Plan is maintained; none of the Transferred Benefit Plans nor any fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by a Governmental Entity other than orders, investigations or examinations that are closed or otherwise would not reasonably be expected to have a significant adverse impact on any Transferred Benefit Plan, and there are no matters pending before the IRS, the DOL or any other Governmental Entity with respect to any Transferred Benefit Plan.

(i)             Except as otherwise provided herein, nothing shall limit Buyer's ability to terminate, amend or modify any Transferred Benefit Plan other than Seller's Pension Plans subsequent to the Closing Date upon thirty (30) days notice or less without material liability, other than wind-up costs ordinarily associated with the termination of similar plans.

Section 3.17          Insurance.         Schedule 3.17 lists all current property casualty insurance policies owned or held by Seller or any Affiliate on the date hereof which cover the Business.  As of the date hereof, all premiums with respect thereto covering all periods up to and including the date hereof have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy.

Section 3.18          Product Liability.          Except as set forth on Schedule 3.18, there is no claim for damages, action, suit, proceeding or investigation claim pending or, to the Knowledge of Seller, threatened against the Seller or the Business and arising from actual or alleged harm, injury or damage to persons, property or business by products manufactured by the Business.  Except as set forth on Schedule 3.18, (a) Seller has not received notice from any Person imposing any liability or obligation to institute or undertake any recall, notification, retrofit, field safety, service bulletin, or other remedial or corrective actions relating to any products, and (b) to Seller's Knowledge, Seller has no liability or obligation to institute or undertake any recall, notification, retrofit, field safety, service bulletin, or other remedial or corrective actions relating to any products.

Section 3.19          Product Warranties.      Except for implied warranties, Schedule 3.19 includes the standard forms of all product warranties issued by Seller during the past three years in connection with the operation of the Business, and, to the Knowledge of Seller, except as set forth on Schedule 3.19, no product manufactured by Seller during the past three years is subject to any warranty or other performance-related indemnity beyond the terms set forth in such standard forms (except for implied warranties of merchantability and fitness for a particular purpose).

Section 3.20          Customers and Suppliers.         None of the ten largest suppliers or customers of the Business has canceled or otherwise terminated, or made any written threat to Seller to cancel or otherwise terminate, such entity's relationship with Seller or has during the last 12 months decreased materially (other than decreases consistent with the state of the economy generally or the markets served by the Business) or changed materially, or made any threat or indication of intent to Seller to decrease materially (other than decreases consistent with the state of the economy generally or the markets served by the Business) or change materially, such entity's services or supplies to Seller or such entity's purchase of products produced or distributed by the Business, as the case may be.

Section 3.21          Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

Section 3.22          No Implied Representation.      Notwithstanding anything contained in this Article or any other provision hereof, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose as to any of the Transferred Assets or the Transferred Real Property and it is understood that Buyer takes all of such properties and assets on an "as is" and "where is" basis.  It is understood that any cost estimates, projections or other predictions contained or referred to in the Schedules hereto and any cost estimates, projections or predictions or any other information contained or referred to in other materials that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and shall not be deemed to be representations or warranties of Seller.

Section 3.23          Adequate Disclosure.  To Seller's Knowledge, this Agreement and the Schedules and Exhibits attached hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements contained herein or therein not misleading.

Section 3.24          Construction of Certain Provisions.  It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

ARTICLE IV.

Representations and Warranties of Buyer and Real Property Buyer

Each of Buyer and Real Property Buyer, jointly and severally, hereby represents and warrants to Seller as follows:

Section 4.01          Organization.   Each of Buyer and Real Property Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and Ohio, respectively.

Section 4.02          Authorization.   Each of Buyer and Real Property Buyer has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates and documents contemplated hereby to be executed and delivered by Buyer and Real Property Buyer and to consummate the transactions contemplated hereby and thereby.  Each of Buyer and Real Property Buyer has taken all corporate action required by its certificate or articles of incorporation and bylaws to authorize the execution and delivery of this Agreement and all other agreements, certificates and documents contemplated hereby to be executed and delivered by Buyer and Real Property Buyer and to authorize the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Buyer and Real Property Buyer and is a legal, valid and binding obligation of Buyer and Real Property Buyer, enforceable against it in accordance with its terms.  All other agreements, certificates and documents contemplated hereby to be executed and delivered by Buyer and Real Property Buyer have been duly and validly executed by Buyer and Real Property Buyer and are the legal, valid and binding obligations of Buyer and Real Property Buyer, enforceable against it in accordance with their respective terms.

Section 4.03          No Violations; No Consents or Approvals Required.                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or violate any provision of the certificate or articles of incorporation or bylaws of Buyer or Real Property Buyer, (b) conflict with or violate any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Buyer or Real Property Buyer, or (c) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse or time or both would constitute a default) under any agreement or other instrument to which Buyer or Real Property Buyer is a party.  No notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any Governmental Entity or any other person is required to be made or obtained by Buyer or Real Property Buyer in connection with the execution, delivery and performance of this Agreement by Buyer and Real Property Buyer or the consummation by Buyer or Real Property Buyer of the transactions contemplated hereby.

Section 4.04          Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Buyer or Real Property Buyer who might be entitled to any fee or commission from Seller in connection with the transactions  contemplated by this Agreement.

Section 4.05          Availability of Funds.  Each of Buyer and Real Property Buyer has available and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

ARTICLE V.

Employment Matters

Section 5.01          Offers of Employment.  Effective as of the Closing Date, Buyer shall offer employment, on the terms set forth in this Article V, to each employee of the Business set forth on Schedule 5.01 (other than the employees designated therein as "Retained Employees").  Buyer shall also offer employment, effective as of the date any such employee is able to return to work, to each employee of the Business who is on short-term or long-term disability or other approved or statutory leave of absence, or who is receiving workers compensation benefits (as set forth on Schedule 5.01) on the Closing Date consistent with the terms of Buyer's policies and plans and with applicable Laws.  Each employee who accepts Buyer's offer of employment shall be referred to as a "Transferred Employee."  Schedule 5.01 reflects the current pay level for each employee of the Business other than the Retained Employees, and indicates any increases in the salary levels of such employees that have occurred since the Statement Date.

Section 5.02          Employment Terms.

(a)           Generally.  Buyer shall (i) employ each Transferred Employee for base compensation at least equal to each such Transferred Employee's base compensation with Seller immediately prior to the Closing Date; (ii) make each Transferred Employee who is eligible to receive incentive compensation from Seller eligible to receive incentive compensation from Buyer pursuant to a program or policy that is comparable to similar programs, if any, Buyer or its Affiliates otherwise offers to its similarly situated employees; and (iii) employ each Transferred Employee on other terms and conditions of employment, including benefits, that are comparable to similar programs, if any, Buyer or its Affiliates otherwise offers to its similarly situated employees.  To the extent not inconsistent with the foregoing, Buyer may impose such general terms of employment (such as drug testing) as are comparable to those imposed under the employment practices of Buyer or its Affiliates with respect to similarly situated employees.

(b)          Labor Agreement.  Buyer shall not assume any liability under the Labor Agreement.

Section 5.03        Credit for Service with Seller.  In administering any employee benefit plans and any fringe benefit plans including, without limitation, vacation programs and policies, for the Transferred Employees after the Closing Date, Buyer will grant full credit to each Transferred Employee for all years of service of such Transferred Employee with Seller or Seller's Affiliates for all purposes for which such years of service were recognized by Seller; provided, however, that such credit shall not apply for purposes of benefit accrual under any pension plan except the plans assumed by Buyer pursuant to Section 5.04.

Section 5.04        Pension Benefits.

(a)           Transfer of Seller's Pension Plans.  As of the Closing Date, Buyer shall assume the Seller's Pension Plans.  Seller shall cause all the assets of the Seller's Pension Plans to be transferred to a trust designated by Buyer and intended to satisfy the requirements of Section 501(a) of the Code which may be accomplished by providing for the assumption of current trust agreements for the Seller's Pension Plans by Buyer.  From and after the Closing Date, Buyer will become the sponsor of the Seller's Pension Plans and shall assume liability for funding the Seller's Pension Plans with respect to all individuals with accrued benefits under the Seller's Pension Plans, whether or not such individual is a Transferred Employee.

(b)          Union Plans.  Buyer shall not assume Seller's responsibilities to contribute to the IAM National Pension Plan.

Section 5.05          Savings Plans.  Effective immediately before the Closing, Seller shall amend Seller's Savings Plans so that the assets and liabilities related to the accrued benefits of Retained Employees shall no longer be assets or liabilities of Seller's Savings Plans, and Seller shall designate a tax-qualified savings plan other than Seller's Savings Plans to assume such assets and liabilities.  Effective as of the Closing, Buyer shall assume the assets and liabilities of Seller's Savings Plans (as amended pursuant to the immediately preceding sentence).  As soon as administratively feasible after the Closing Date, Seller shall cause assets from Seller's Savings Plan (as amended pursuant to this Section 5.05) to be transferred to a trust designated by Buyer and intended to satisfy the requirements of Section 501(a) of the Code which may be accomplished by providing for the assumption of current trust agreements for the Seller's Savings Plans  (as amended pursuant to this Section 5.05) by Buyer.  The value of the assets so transferred shall be sufficient to satisfy the requirements of Section 414(1) of the Code.  Except as required by applicable Laws, Seller shall have no liability with respect to Seller's Savings Plans (as amended pursuant to this Section 5.05) following the Closing Date and, following the Closing Date, Buyer shall be liable and shall indemnify Seller and its Affiliates from and against all liabilities with respect to Seller's Savings Plans (as amended pursuant to this Section 5.05); provided, that Seller shall remain liable in respect of the matters disclosed on Schedule 3.16(b).

Section 5.06          Welfare Benefit Plans.

(a)           Welfare Benefits.  Effective as of the Closing Date, Buyer shall establish or cause to be established, at its own expense, benefit plans to provide life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group non-pension benefits for the Transferred Employees (collectively, "Buyer's Welfare Benefit Plans") from and after the Closing Date.  Effective as of the Closing Date, such Transferred Employees who participate in Seller's life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group non-pension benefit arrangements (collectively, "Seller's Welfare Benefit Plans") according to the terms thereof ("Participating Employees") shall cease to participate in Seller's Welfare Benefit Plans and shall commence participation in Buyer's Welfare Benefit Plans.  No waiting period or exclusion from coverage of any pre-existing medical condition shall apply to any such Participating Employee's participation in Buyer's Welfare Benefit Plans after the Closing Date, and all charges and expenses of such Participating Employees, and their eligible dependents, which were applied to the deductible and out-of-pocket maximums under Seller's Welfare Benefit Plans during the plan year of Seller in which the Closing Date falls shall be credited toward any deductible and out-of-pocket maximum applicable in the plan year of Buyer in which the Closing Date falls.

Transferred Employees who are not Participating Employees ("Non-Participating Employees") shall become participants in Buyer's Welfare Benefit Plans on the Closing Date in accordance with, and subject to, the membership, eligibility and coverage requirements thereof; provided, that Buyer shall grant full credit for purposes of any such membership, eligibility or coverage requirement under Buyer's Welfare Benefit Plans, including any waiting period or period of exclusion from coverage of any pre-existing medical conditions, for all service of such Non-Participating Employees with Seller recognized for such purposes as of the Closing Date under Seller's Welfare Benefit Plans.  Effective as of the Closing Date and in accordance with the requirements of IRS Revenue Ruling 2002-32, 2002-1 C.B. 1069 (June 6, 2002), Buyer shall assume responsibility for flexible spending accounts of Transferred Employees under the Seller's Welfare Benefit Plans from which the Transferred Employees may receive reimbursement of certain health care and dependent day care expenses to the extent that Seller has transferred the applicable payroll deductions to such Welfare Benefit Plans' administrator or otherwise accounted for such payroll deductions on the Financial Statements or on the Closing Statement.  Seller shall retain responsibility under Seller's Welfare Benefit Plans for all amounts payable by reason of claims incurred by Participating Employees prior to the Closing Date, and Buyer shall be responsible under Buyer's Welfare Benefit Plans for all amounts payable by reason of claims incurred by the Transferred Employees on or after the Closing Date.

(b)          Retiree Medical and Life Insurance Liability.  Seller shall retain benefits liabilities under Seller's Welfare Benefit Plans for all former employees of Seller, including retiree medical and life insurance benefits liabilities in accordance with Seller's Welfare Benefit Plans for the following: (i) all former employees of Seller (whether or not such former employee worked for the Business prior to termination of employment with Seller) as of the Closing Date (other than Transferred Employees); (ii) all Transferred Employees who have satisfied the eligibility criteria for retiree medical benefits as of the Closing Date; and (iii) Retained Employees.  Seller shall retain liability with respect to retiree medical and retiree life insurance continuation coverage under Section 4980B of the Code and Sections 601 through 608 of ERISA and similar state Laws.  For purposes of the  first sentence of this Section 5.06(b), an individual shall be considered to be a former employee of Seller if he or she terminated employment with Seller on or before the Closing Date and did not accept employment with Buyer.  Seller shall retain the obligation to make available continuation coverage to employees whose employment is terminated by Buyer in connection with the Closing to the extent required by Treasury Regulation § 54.4980B Q&A-6.  With regard to retiree medical benefits, Buyer does not have any obligation arising under this Agreement to the former employees of Seller described in Section 5.06(b)(i) or the Transferred Employees described in Section 5.06(b)(ii) upon termination of employment or retirement from the Buyer.  From and after the Closing Date, Buyer shall, subject to the terms of Section 5.02, provide to or withhold from Transferred Employees such welfare benefits as determined in Buyer's sole judgment; provided, that, for the avoidance of doubt, Seller shall have no liability or obligation with respect to or as a result of any such decisions by Buyer.  Nothing in this Section 5.06(c) shall limit Seller's right to amend, modify, or terminate its retiree medical and life insurance programs at any time with respect to Transferred Employees who have satisfied the eligibility criteria for retiree medical or life insurance benefits as of the Closing Date.

(c)           Flexible Spending Plan Accounts.  Buyer shall cover Transferred Employees who have elected to participate in Seller's dependent care and health flexible spending account plan ("Seller's FSA") under Buyer's dependent care and health flexible spending account plan ("Buyer's FSA") at the same level of coverage provided under Seller's FSA, subject to (1) Buyer being provided all information reasonably necessary to permit the administrator of Buyer's FSA to accommodate the inclusion of the Transferred Employees on the basis described herein and (2) Seller transferring assets equal to the excess of the amounts contributed by the Transferred Employees to date over the claims paid to such Transferred Employees under Seller's FSA.  Transferred Employees shall be treated as if their participation had been continuous from the beginning of Seller's plan year in which the Closing Date occurs and their existing salary reduction elections shall be taken into account for the remainder of Buyer's plan year (including any applicable grace period) in which the Closing Date occurs as if made under Buyer's FSA.  Buyer's FSA shall provide reimbursement for medical care expenses incurred by Transferred Employees at any time during Seller's plan year (including any applicable grace period) in which the Closing Date occurs (including claims incurred before the Closing Date), up to the amount of such Transferred Employees' elections and reduced by amounts previously reimbursed by Seller's FSA.

(d)          Insurance or Other Agreements.  To the extent necessary or helpful to Buyer to fulfill its obligations under this Section 5.06, Buyer may wish to assume certain insurance contracts, policies and/or administrative service agreements maintained in connection with one or more of Seller's Welfare Benefit Plans.  In that case, either before or after the Closing Date (but in any case, only while the relevant contract, policy or agreement remains in effect), Buyer may notify Seller of its desire to assume any contract, policy or service agreement maintained in connection with such Seller's Welfare Benefit Plan, and Seller will use its commercially reasonable efforts to cause such contract, policy or service agreement to be assigned to Buyer or its designated Affiliate.

Section 5.07          Severance Liability.  Seller shall be responsible for severance benefits payable to Retained Employees.  Buyer shall be responsible for any severance benefits payable to the Transferred Employees upon termination of their employment with Buyer or its Affiliates and to employees of the Business to whom Buyer fails to offer employment as required in accordance with Section 5.01.  The parties agree that, with respect to each individual (i) who was an employee of the Business immediately prior to the Closing, (ii) whose employment was terminated by Seller in connection with the Closing, (iii) who was offered employment by Buyer in connection with the Closing, (iv) who refused to accept Buyer's employment offer and (v) who subsequently received an award of severance benefits in connection with such termination payable by Seller or its Affiliates (including JLG), Buyer shall not employ such individual prior to the 18-month anniversary of the Closing Date.  Any Transferred Employee who is terminated by Buyer within one year following the Closing Date shall receive from Buyer severance benefits equal to 30 days for such Transferred Employee with two or fewer years of service with Seller and Buyer combined or 60 days for such Transferred Employee with more than two years of service with Seller and Buyer combined.

Section 5.08          Earned Vacation.  Buyer shall assume and discharge the Seller's obligations and liabilities to the Transferred Employees with respect to paid vacation time, earned time-off, and sick leave earned but not taken prior to the Closing Date as accrued on the Closing Statement.  No leave transferred pursuant to this paragraph shall be forfeited by a Transferred Employee or included in determining whether a Transferred Employee has accrued the maximum amount of time that can be carried over from one year to the next under Buyer's policies.

Section 5.09          Regulatory Filings and Further Assurances.  Seller and Buyer will make all required filings and otherwise use their best efforts to obtain all necessary regulatory approvals and take all necessary actions so as to effectuate the provisions and intent of this Article V.

Section 5.10          Employment Tax Reporting Responsibility.  Buyer and Seller hereby agree to follow the alternative procedure for employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320.  Thus, Seller shall have no employment tax reporting responsibilities for Transferred Employees after the Closing Date.  Seller shall reasonably assist Buyer in complying with its obligations pursuant to this paragraph and shall provide Buyer with any information reasonably requested by Buyer in connection therewith.

Section 5.11          WARN Act. As long as Seller does not effect an "employment loss" as defined by 29 U.S.C. § 2101(a)(6) on more than 15 employees at the same "single site of employment," as such term is used in 29 U.S.C. §§ 2101(a)(2) and (a)(3), in the period beginning 90 days immediately prior to the Closing Date and ending 90 days immediately following the Closing Date, Buyer agrees to provide any required notice under the WARN Act and any similar Laws, and to otherwise comply with the WARN Act and any such other similar law or regulation with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or group termination or similar event affecting Business employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring from and after the Closing Date.  Buyer shall not take any action on or after the Closing Date that would cause any termination of employment of any employees by Seller or its Affiliates that occurs prior to the Closing to constitute a "plant closing", "mass layoff" or group termination or similar event under the WARN Act or any similar Laws, or to create any liability or penalty to Seller or its affiliates for any employment terminations under applicable Law.  Seller shall notify Buyer of any layoffs of any employees of the Business (other than Transferred Employees) in the 90-day period prior to the Closing Date.

Section 5.12          Employee Communications.  Seller and Buyer shall use commercially reasonable efforts to cooperate with one another in making any required communications with Transferred Employees regarding any employee benefit plans or other benefit arrangements.

ARTICLE VI.

Indemnification

Section 6.01          Obligation of Parties to Indemnify.

(a)           Indemnification by Seller Other than for Taxes or Qualified Environmental Matters.  Subject to the limitations set forth in this Article VI (including, in the case of indemnification for Indemnified Environmental Matters, the provisions of Sections 6.02 and 6.03 hereof), Seller shall indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or expenses, including without limitation reasonable third-party legal fees and expenses (collectively, "Losses"), but net of any insurance recoveries received or receivable or Tax benefits actually received by Buyer and its Affiliates because of such Losses, to the extent arising or resulting from any of the following:

(i)                  the Retained Liabilities;

(ii)                the nonfulfillment or nonperformance by Seller of any agreement or covenant of Seller hereunder;

(iii)               the inaccuracy of any representation or breach of any warranty made by Seller herein (other than those contained in Sections 3.14(c) and (d), which are exclusively the subject of Section 6.02); and

(iv)              the matter disclosed in Schedule 3.16(b);

provided, that the foregoing shall not extend to (x) indemnification for any claims in respect of Taxes which are described in Section 7.01, which shall be exclusively the subject of Section 7.01 or (y) indemnification for any claims in respect of Qualified Environmental Matters, which shall be exclusively the subject of Section 6.02.

(b)          Indemnification by Buyer and Real Property Buyer.  Subject to the limitations set forth in this Article VI, Buyer and Real Property Buyer, jointly and severally, shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all Losses, but net of any insurance recoveries received or receivable or Tax benefits actually received by Seller and its Affiliates because of such Losses, to the extent arising or resulting from any of the following:

(i)                  the Assumed Liabilities;

(ii)                the non-fulfillment or non-performance by Buyer or Real Property Buyer of any agreement or covenant of Buyer or Real Property Buyer hereunder;

(iii)               the inaccuracy of any representation or the breach of any warranty made by Buyer or Real Property Buyer herein; and

(iv)              the conduct of the Business or the ownership of the Transferred Assets or the Transferred Real Property after the Closing Date;

provided, that the foregoing shall not extend to indemnification for any claims in respect of Taxes which are described in Section 7.02, which shall be exclusively the subject of Section 7.02.

Section 6.02          Indemnification for Qualified Environmental Matters.

(a)           Indemnification.  Subject to the limitations set forth in this Article VI, Seller shall indemnify, defend and hold harmless Buyer, Real Property Buyer and their respective Affiliates from and against any and all Losses, but net of any insurance recoveries received or receivable or Tax benefits actually received by Buyer and its Affiliates because of such Losses, to the extent arising or resulting from any Environmental Matter related to (i) any contamination caused by any emission, discharge or release of chromium on the Transferred Real Property prior to the Closing Date at concentration levels that require remediation under any applicable Environmental Law, (ii) any groundwater contaminated by a release, spill, disposal or leak of any Hazardous Substances on the Transferred Real Property prior to the Closing Date or any groundwater contaminated prior to the Closing Date by any such Hazardous Substances that has migrated under the Transferred Real Property, in each case at groundwater concentration levels that require remediation under any applicable Environmental Law or (iii) the inaccuracy of any representation or breach of any warranty made by Seller in Section 3.14(c) or (d) (any of the Environmental Matters identified in clauses (i), (ii) or (iii) above, being a "Qualified Environmental Matter").

(b)          Limitations on Indemnification for Qualified Environmental Matters.  Seller's obligation for indemnifiable Losses under this Section 6.02 concerning any Qualified Environmental Matter (i) shall terminate upon the receipt of a "no further action letter" or substantial equivalent thereof with respect to such Qualified Environmental Matter from a Governmental Entity having jurisdiction over such matter, and (ii) shall be waived and extinguished unless a claim therefor is asserted with specificity and in writing on or prior to the sixth anniversary of the Closing Date.  Seller shall not be liable for any Losses pursuant to this Agreement with respect to Qualified Environmental Matters unless the aggregate of all such Losses exceeds, on a cumulative basis, an amount equal to the Qualified Environmental Matter Deductible then in effect, and then shall be liable only to the extent of any such excess.  Seller's aggregate liability for any and all indemnifiable Losses under this Agreement with respect to Qualified Environmental Matters shall be limited to $10,000,000.  Seller shall have no obligation to indemnify Buyer or its Affiliates for any Losses in respect of Qualified Environmental Matters that are caused after the Closing Date by Buyer, its Affiliates or their respective agents.

(c)           Additional Provisions.  For the avoidance of doubt, the provisions of Section 6.03(a), (b), (d), (e) and (f) also apply to Qualified Environmental Matters.

Section 6.03          Indemnification for Indemnified Environmental Matters Generally.

(a)           Meaning of Losses.  For purposes of this Agreement, with respect to any Indemnified Environmental Matter, "Losses" will include reimbursement for reasonable out-of-pocket costs of remediating, correcting, or otherwise addressing in a reasonably cost-efficient manner the conditions giving rise to such Losses for which indemnification is due hereunder, but only to the extent necessary to bring such condition into compliance with the minimum applicable standards under Environmental Laws and, for the avoidance of doubt, "Losses" shall not include the costs of investigations, studies, sampling, analysis, removal and remediation unless such costs are required by any Environmental Law and by an order or directive of a Governmental Entity having jurisdiction over the matter.

(b)          Control.  Buyer shall notify the Seller before the Buyer or Real Property Buyer commences investigations, studies, sampling, analysis, removal, or remediation required by any Environmental Law or by an order or directive of a Governmental Entity having jurisdiction over the matter that may reasonably lead to a claim against the Seller.  Failure to provide such notice shall not impact the indemnification provided in Section 6.01(a) or Section 6.02(a), as applicable, to the extent that Buyer demonstrates that the failure to provide such notice has not had and will not have a material adverse effect on Seller's indemnification obligations; provided that Seller shall not be required to indemnify Buyer for any Losses attributable to such late notice.  Buyer shall control any such investigation, study, sampling, analysis, removal or remediation (a "Buyer Remediation"); provided, that Buyer shall provide Seller with copies of all proposals, studies, plans (including remedial action plans) and similar documents relating to any Buyer Remediation (the "Remediation Materials") prior to submitting any such Remediation Materials to any Governmental Entity, any Person acting on behalf of a Governmental Entity or any Person adverse to Buyer or Seller or their respective Affiliates in a claim, action, suit or other proceeding regarding any Environmental Matter, and shall provide Seller a reasonable opportunity to comment on the Remediation Materials prior to any such submittal; provided, further, that the accidental failure by Buyer to provide such Remediation Materials to Seller prior to submitting such Remediation Materials to any Governmental Entity shall not impact the indemnification provided in Section 6.01(a) or Section 6.02(a), as applicable, to the extent that Buyer demonstrates that the failure to provide such Remediation Materials has not and will not prejudice Seller; provided that Seller shall not be required to indemnify Buyer for any Losses attributable to such failure.  Buyer shall consider incorporation of Seller's comments, if any, into the Remediation Materials.  Buyer shall use commercially reasonable best efforts to minimize the costs and expenses of any Buyer Remediation and, without limitation of the foregoing, covenants and agrees that any such Buyer Remediation shall (i) be conducted in a commercially reasonable manner and (ii) be performed in a manner consistent with industrial site uses and Buyer shall not seek or suggest in any Remediation Materials or other communications with any Governmental Entity, any Person acting on behalf of a Governmental Entity or any Person adverse or potentially adverse to Buyer or Seller or their respective Affiliates in a claim, action, suit or other proceeding regarding any Environmental Matter, that any other remediation standards (including without limitation commercial or residential standards), remedies or actions be applied in performing such Buyer Remediation.

(c)           Limitations on Indemnification for Indemnified Environmental Matters other than Qualified Environmental Matters.  Seller's obligation for indemnifiable Losses under Section 6.01(a) concerning any Indemnified Environmental Matter other than Qualified Environmental Matters (with respect to which Seller's indemnification obligations shall be subject to the limitations set forth in Section 6.02(b)) (i) shall terminate upon the receipt of a "no further action letter" or substantial equivalent thereof with respect to such Indemnified Environmental Matter from a Governmental Entity having jurisdiction over such matter and (ii) shall be subject to the additional limitations set forth in Section 6.04.  Seller shall have no obligation under Section 6.01(a) to indemnify Buyer or its Affiliates for any Losses in respect of Indemnified Environmental Matters that are caused after the Closing Date by Buyer, its Affiliates or their respective agents.

(d)          No Precipitation of Claims; No Chrome Operations; No PCE/TCE Operations.  Each of Buyer and Real Property Buyer agrees that it will not precipitate (and will prevent its Affiliates, agents and successors in interest and assigns from precipitating) a claim for which indemnification is required under this Agreement with respect to any Indemnified Environmental Matter either by contacting or initiating discussions with any Federal, state or local regulatory authority concerning any matter covered by such indemnity or by conducting excavation or soil or groundwater sampling, but nothing herein shall preclude Buyer or Real Property Buyer from conducting excavation as it determines in its reasonable discretion is needed for the conduct of the Business; provided, that each of Buyer and Real Property Buyer shall use its best reasonable efforts to minimize the extent of the excavation.  Each of Buyer and Real Property Buyer further agrees that, except as an alloy element in weld wire, it will not conduct or permit any other Person to conduct any operations on the Transferred Real Property involving the storage, use, machining, fabrication or processing of more than de minimis amounts of chromium, including any processes that generate more than de minimis levels of chromium-containing dust or liquid wastes, including, without limitation, any chrome plating, and may not store, use, process, or otherwise handle tetrachloroethene (PCE) (CAS# 127-18-4), trichloroethene (TCE) (CAS# 79-01-6), cis-1,2-dichloroethene (CAS #156-59-2), trans-1,2-dicloroethene (CAS #156-60-5) or vinyl chloride (CAS #75-01-4) or any formulations, supplies, products or waste containing more than 1% by weight of these compounds in aggregate.  Any violation by Buyer, Real Property Buyer or any of their respective Affiliates of this Section 6.03(d) shall relieve Seller of its indemnification obligations with respect to Indemnified Environmental Matters.  The restrictions in this Section 6.03(d) shall be of no further force and effect upon the expiration of  Seller's indemnification obligations with respect to Indemnified Environmental Matters.

(e)           Subsequent Transferees.  Seller's indemnification obligations in respect of Indemnified Environmental Matters under this Agreement shall be enforceable by a transferee of Real Property Buyer's interest in any Transferred Real Property only to the extent that (i) Seller consents to the assignment to such transferee of Real Property Buyer's rights to indemnification hereunder, which consent shall not be unreasonably withheld, and (ii) such transferee adheres in all respects to the terms of this Article VI.

(f)            Exclusive Remedy.  The provisions under this Article shall be Buyer's and Real Property Buyer's exclusive remedy against Seller under this Agreement with respect to Environmental Matters.  For the avoidance of doubt, Seller shall have no indemnification obligation or other liability hereunder with respect to any Environmental Matters other than Indemnified Environmental Matters or Retained Liabilities.

Section 6.04          Indemnification Procedures.  If any party (the "Indemnified Party") receives written notice of the commencement of any Third Party Claim, and such Indemnified Party intends to seek indemnity pursuant to this Article VI, the Indemnified Party shall promptly provide the other party (the "Indemnifying Party") with notice of such Third Party Claim.  The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim.  Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith.  The Indemnifying Party shall not settle any Third Party Claim the defense or settlement of which is controlled by it without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed), unless the terms of such settlement or compromise release such Indemnified Party from any and all liability with respect to such Third Party Claim.  In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within 20 Business Days after receipt of written notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party; provided, that the Indemnified Party shall not settle any Third Party Claim the defense or settlement of which is controlled by it without the Indemnifying Party's prior written consent.

Section 6.05          Limitations on Indemnification Generally.

(a)           Notwithstanding the foregoing provisions of this Article VI, (i) no party shall be responsible, pursuant to Section 6.01(a)(iii) or 6.01(b)(iii), for any indemnifiable Losses suffered by the other party or parties to the extent arising out of inaccuracies in the representations or breaches of warranties of such other party herein unless a claim therefor is asserted with specificity and in writing within 18 months after the Closing Date, failing which such claim shall be waived and extinguished; (ii) neither party shall be liable, pursuant to Section 6.01(a)(iii) or 6.01(b)(iii), for any Losses suffered by the other party unless the aggregate amount of Losses suffered by such other party exceeds $350,000, and then only to the extent of any such excess; (iii) the aggregate liability of either party hereunder, pursuant to Section 6.01(a)(iii), 6.01(a)(iv) or 6.01(b)(iii), for Losses suffered by the other shall in no event exceed 25% of the sum of the Closing Date Payment (as adjusted pursuant to Section 2.04) plus the Real Estate Payment; (iv) Seller shall not be responsible for any indemnifiable Loss suffered by Buyer, Real Property Buyer or their respective Affiliates arising out of inaccuracies in the representations or breaches of warranties of Seller to the extent of that amount relating to such matter that has been reserved for, provided for or allowed for in the Financial Statements or otherwise taken account of in the Closing Statement; and (v) Seller shall not be responsible for any indemnifiable Losses to the extent arising out of any action taken or omitted to be taken by Buyer, Real Property Buyer or any of their respective Affiliates.  For purposes of this Section 6.05(a), solely with respect to determining the amount of a "Loss" incurred by a party arising out of any individual item that is established to have been a breach of a representation or warranty of the other party hereunder (and not for determining whether a breach has occurred with regard to the applicable representation or warranty), the applicable representation or warranty shall be read in respect of the determination of a "Loss" for such item without regard to qualifiers such as "material" or "Material Adverse Effect." In no event shall Seller be obligated to indemnify Buyer, Real Property Buyer or any other Person with respect to any matter to the extent that the amount relating to such matter is reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.04.

(b)          Each of Buyer and Real Property Buyer acknowledges and agrees that it shall have no claim or right to indemnification pursuant to this Article VI with respect to any information, documents or materials furnished by Seller or any of its or its Affiliates' officers, directors, employees, agents or advisors, to Buyer, Real Property Buyer or their respective Affiliates, including the Confidential Information Memorandum regarding the Business provided to Buyer on or about October 26, 2004, and any information, documents or material made available to Buyer in any "data room", management presentation or any other form in expectation of the transactions contemplated hereby.

(c)           Each of Buyer and Real Property Buyer, on the one hand, and Seller, on the other hand, further acknowledges and agrees that its sole and exclusive remedy against the other parties or their Affiliates with respect to any and all claims arising under this Agreement and the transactions contemplated hereunder (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VI and Section 7.01.  With respect to any and all claims arising under this Agreement and the transactions contemplated hereunder, in furtherance and not in limitation of the foregoing, each of the parties hereto hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties or any of their Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in Article VI and Section 7.01).  For the avoidance of doubt, the waivers set forth in this Section 6.05(c) shall be effective solely with respect to any and all claims arising under this Agreement and the transactions contemplated hereunder and the parties acknowledge and agree that such waivers shall not be effective with regard to claims or causes of action that arise out of the Supply Agreement, the Sublease Agreement, the Trademark License and Agreement, the Non-Competition Agreement or the Transition Services Agreement.

ARTICLE VII.

Tax Matters

Section 7.01          Tax Indemnification by Seller.  Seller shall be liable for, and shall hold Buyer and any successor Person thereto or Affiliates thereof harmless from and against any and all Taxes with respect to the Business for any taxable period ending (or deemed pursuant to Section 7.03 to end) on or before the Closing Date due or payable by Seller; provided that with respect to the Transferred Real Property, Seller shall also be liable for any transfer taxes resulting from the purchase of such Transferred Real Property pursuant to this Agreement.

Section 7.02          Tax Indemnity and Covenant by Buyer.  Buyer shall be liable for, and shall hold Seller and any successor corporations thereto or Affiliates thereof harmless from and against, the following Taxes with respect to the Business:  (a) any and all Taxes for any taxable period beginning (or deemed pursuant to Section 7.03 to begin) after the Closing Date, due or payable by Buyer with respect to the Business, (b) any and all Taxes not incurred in the Ordinary Course of Business attributable to the acts or omissions of Buyer or Buyer's Affiliates on or after the Closing Date, and (c) except as provided in the proviso of Section 7.01 above, any sales, transfer, documentary, use, filing, recording and similar Taxes and fees, whether levied on Buyer, Seller or any of their respective Affiliates, resulting from the purchase of the Transferred Real Property and the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.

Section 7.03          Allocation of Certain Taxes.  For purposes hereof, in the case of any Taxes that are imposed on a periodic basis and are payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes that shall be deemed to be payable for the portion of the period ending on the Closing Date shall (a) in the case of any Taxes, other than Taxes based upon or related to income or receipts, be deemed equal to (i) the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), whether actually paid before, during, or after such period, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period, and (b) in the case of any Taxes based upon or related to income or receipts (including, but not limited to, withholding Taxes), be deemed equal to the amount which would be payable if Seller's taxable year ended on the close of business on the Closing Date.  Any credits or refunds with respect to Taxes described in clause (a) or clause (b) of the preceding sentence for such entire period shall be prorated, based upon the fraction employed in clause (a) or the portion of such period described in clause (b), respectively.  Such clause (a) shall be applied with respect to Taxes for such period relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on the Closing Date.  The portion of such Taxes that shall be deemed to be payable for the portion of the period beginning after the Closing Date shall equal the amount of such Taxes payable for the entire period less the amount of Taxes deemed to be payable for the portion of the period ending on the Closing Date.  In the event that Seller or any of its Affiliates has prepaid any Taxes referred to herein, to the extent that such Taxes exceed Seller's share of such Taxes under this Section, Buyer shall pay to Seller the amount of such excess within forty-five (45) days of the Closing Date upon receipt from Seller at the Closing of a statement detailing such prepayments.  Such statement and the calculations contained therein shall be reviewed within such 45-day period by a nationally recognized accounting firm selected by mutual agreement of the parties.  Each party shall bear half of the costs of such accounting firm, and the determination of such accounting firm shall be final.

Section 7.04          Refunds.

(a)           Unless reflected on the Closing Statement, Seller shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods ending (or deemed pursuant to Section 7.03 to end) on or before the Closing Date with respect to the Business.

(b)          Except as provided in Section 7.03, Buyer shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods beginning (or deemed pursuant to Section 7.03 to begin) after the Closing Date with respect to the Business.

(c)           Buyer shall promptly forward to Seller or reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article) after receipt thereof, and Seller shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due Buyer (pursuant to the terms of this Article) after receipt thereof.

Section 7.05          Cooperation and Provision of Information.

(a)           As soon as practicable, but in any event within 30 days after Seller's request, from and after the Closing Date, Buyer and Real Property Buyer shall provide Seller with such cooperation and shall deliver to Seller such information and data concerning the pre‑Closing operations of the Business and make available such knowledgeable employees of the Business as Seller reasonably may request, including providing the information and data required by Seller's customary tax and accounting questionnaires, in order to enable Seller to complete and file all Returns which it may be required to file with respect to the operations and business of the Business through the Closing Date or to respond to audits by any Taxing Authorities with respect to such operations and to otherwise enable Seller to satisfy its internal accounting, tax and other legitimate requirements.

(b)          Each of Buyer and Real Property Buyer shall retain, and neither destroy nor dispose of, all books and records (including computer files) of, or with respect to the activities of, the Business for all taxable periods ending (or deemed pursuant to Section 7.03 to end) on or prior to the Closing Date consistent with Law and the policies and practices of its Affiliates.  Notwithstanding the foregoing, neither Buyer nor Real Property Buyer shall destroy or dispose of any such books or records (including computer files) of the Business within seven (7) years after the Closing Date, or such longer period as may be required by Law, unless it first offers such books and records to Seller in writing and Seller fails to accept such offer within sixty (60) days of its being made.

(c)           If one party or any of its Affiliates, as the case may be, fails to provide any information requested by any other party or its Affiliates relating to the Business, in the time specified herein, or if no time is specified pursuant to this Section, within a reasonable period, or otherwise fails to do any act required of it under this Section, then the requested party shall be obligated, notwithstanding any other provision hereof, to indemnify the requesting party and the requested party shall so indemnify the requesting party and hold such requesting party harmless from and against any and all costs, claims or damages, including all Taxes or deficiencies thereof, payable as a result of such failure.  Notwithstanding the foregoing, no indemnification shall be required for requested information not in the possession of the requested party, subject to such party's compliance with Section 7.05(b).

Section 7.06          Survival of Covenants.  The covenants contained in this Article VII shall survive until 30 days after the expiration of the applicable statute of limitations (including extensions thereof).

ARTICLE VIII.

Covenants and Agreements

Section 8.01          Certain Services and Benefits Provided by Affiliates.  Buyer acknowledges that the Business currently receives from Seller and its Affiliates certain administrative and corporate services and benefits, including, without limitation: computer and information processing services; finance, accounting and payroll services; environmental, safety and engineering services; treasury services (including banking, insurance, administration, taxation and internal audit); general administrative services; executive and management services; legal services; human resources services; and travel services.  Buyer further acknowledges that, except as reflected in the Transition Services Agreement, all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Business as of the Closing Date.

Section 8.02          Seller's Access to Information.  After the Closing Date, Buyer shall grant to Seller such access to financial records and other information in Buyer's possession related to Seller's conduct of the Business on or prior to the Closing Date and such cooperation and assistance as shall be reasonably required to enable Seller to complete its legal, regulatory, stock exchange and financial reporting requirements. Seller shall promptly reimburse Buyer for Buyer's reasonable out-of-pocket expenses associated with requests made by Seller under this Section, but no other charges shall be payable by Seller to Buyer in connection with such requests.  Notwithstanding the foregoing, such access does not impose any specific retention policy on Buyer or Real Property Buyer.  Except as reflected in Section 7.05, such information is subject to normal retention policies applicable to Affiliates of Buyer.

Section 8.03          Public Announcements.  None of the parties hereto will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of Buyer and Seller, except as may be required by applicable Laws or mutually agreed in advance.

Section 8.04          Termination of Insurance.  Each of Buyer and Real Property Buyer acknowledges that Seller's insurance coverage for the Transferred Assets and Transferred Real Property, if any, shall terminate as of the Closing Date.

Section 8.05          Limitations on Damages.  Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable for special, indirect, punitive or consequential damages of the other party (including, without limitation, damages for loss of business profits, business interruption or any other loss), whether or not caused by or resulting from the actions of such party, even if such party has been advised of the possibility of such damages.

Section 8.06          Further Assurances.  After the Closing, each party shall take such further actions and execute such further documents as may be necessary or reasonably requested by any other party in order to effectuate the intent of this Agreement and to provide such other party with the intended benefits of this Agreement.

Section 8.07          Refunds and Remittances.  After the Closing, if Seller or any of its Affiliates receive any refund or other amount which is reflected as a Transferred Asset on the Closing Statement or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit or shall cause to be remitted, such amount to Buyer at the address set forth in Section 10.02.  After the Closing, if Buyer or any of its Affiliates receive any refund or other amount which is related to claims (including workers' compensation), litigation, insurance or other matters for which Seller is responsible hereunder, and which amount is not reflected as a Transferred Asset on the Closing Statement, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Buyer promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 10.02.

Section 8.08          Use of Transferred Records, Etc.  Buyer agrees that, no later than 60 calendar days after the Closing Date, it will not distribute any Transferred Records without over-printing or stickering the same to show Buyer as the owner and source thereof.  Without limitation of the foregoing, Buyer shall produce its own trade literature, brochures, bulletins, labels, stationery, websites, molds, and/or dies which do not contain the name "JLG" as soon as practicable and in any event within four months after the Closing Date. In addition to any other indemnification provisions contained herein, Buyer specifically agrees to indemnify Seller and Seller's Affiliates against and hold it harmless from any Loss arising from the use after the Closing Date by Buyer of trade literature, brochures, bulletins, labels, stationery, and promotional content contained on websites to the extent the foregoing is included in the Transferred Assets or the Transferred Records and to the extent the Loss is based on use of the name "JLG."

Section 8.09          Name Changes.  Each of Seller and Seller Parent hereby agrees to amend its certificate of incorporation and any assumed name certificates or filings whereby it is currently qualified to do business as a foreign corporation in any jurisdiction, such that its name no longer contains the word "Gradall."  Such filings shall be made within 30 days of the Closing Date and evidence thereof shall be provided to Buyer.

Section 8.10          Possible Financial Audit.  Pursuant to the requirements of Regulation S-X promulgated by the Securities and Exchange Commission, Buyer may be required to prepare an audit of the Business in connection with its acquisition from Seller hereunder.  In such an event, the entire cost and out-of-pocket expense of such audit shall be borne by Buyer, and Seller, at no cost to Buyer, shall cooperate with Buyer by providing reasonable access to knowledgeable employees of Seller and making such employees available upon the reasonable request of Buyer during normal business hours to assist in such audit by providing such information as Buyer or its accounting firm advise is required in connection therewith.  To the extent that Seller retains third parties to assist Seller in cooperating with Buyer, the costs of such third parties shall be borne by Seller.  Seller shall have no liability to Buyer or any other Person for any Loss incurred by Buyer or any other Person arising from or in connection with any use by Buyer or such other Person of any information provided pursuant to this Section 8.10.

ARTICLE IX.

Parent Representations and Warranties; Guarantees.

Section 9.01          Representations and Warranties of JLG and Seller Parent.  JLG and Seller Parent each represents and warrants, solely as to itself, to Buyer as of the date hereof as follows:

(a)           Organization and Authority:  Each of JLG and Seller Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and the State of Delaware, respectively, and each of JLG and Seller Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Each of JLG and Seller Parent has taken all corporate action required by its certificate of incorporation and bylaws to authorize the execution and delivery of this Agreement and to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of JLG and Seller Parent and is a legal, valid and binding obligation of each of JLG and Seller Parent, enforceable against it in accordance with its terms.

(b)          No Conflicts or Violations; No Consents or Approvals Required.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of JLG or Seller Parent, or (ii) conflict with or violate any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to JLG or Seller Parent.  No notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any Governmental Entity or any other person is required to be made or obtained by JLG or Seller Parent in connection with the execution and delivery of this Agreement by JLG or Seller Parent or the consummation by JLG or Seller Parent of the transactions contemplated hereby.

Section 9.02          JLG and Seller Parent Guarantee.

(a)           JLG and Seller Parent, jointly and severally, hereby irrevocably, absolutely and unconditionally guarantee the full and punctual payment of any amount or amounts due and payable by Seller under this Agreement, including, without limitation, amounts owed by Seller under Section 7.01 and Article VI hereof.  Upon any failure by Seller to pay punctually any such amount, JLG or Seller Parent shall forthwith on demand of Buyer pay the amount not so paid; provided, however, that any and all defenses and/or counterclaims available to Seller shall also be available to JLG or Seller Parent.

(b)          The obligations of JLG or Seller Parent under this Agreement shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)                  any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Seller, by operation of Law or otherwise, unless and to the extent Buyer or Real Property Buyer consents to any such extension, renewal, settlement, compromise, waiver or release;

(ii)                any modification or amendment of or supplement to this Agreement or any document entered into in connection herewith;

(iii)               any change in the corporate existence, structure or ownership of Seller, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller or its assets or any resulting release or discharge of any obligation of Seller;

(iv)              the existence of any claim, set-off or other right which JLG or Seller Parent may have at any time against Seller; provided, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(v)                any invalidity or unenforceability of this Agreement or any document entered into in connection herewith relating to or against Seller for any reason, or any provision of any legal requirement purporting to prohibit the performance by Seller of its obligations under this Agreement or such other document; or

(vi)              any other act or omission to act or delay of any kind by Seller, Buyer, Real Property Buyer or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Seller Parent's or JLG's obligations hereunder.

(c)           Upon making any payment hereunder with respect to Seller, JLG or Seller Parent shall be subrogated to the rights of the payee against Seller with respect to such payment.

Section 9.03          Representations and Warranties of Buyer Parent.  Buyer Parent represents and warrants to Seller as of the date hereof as follows:

(a)           Organization and Authority:  Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Buyer Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Buyer Parent has taken all corporate action required by its certificate of incorporation and bylaws to authorize the execution and delivery of this Agreement and to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer Parent and is a legal, valid and binding obligation of Buyer Parent, enforceable against it in accordance with its terms.

(b)          No Conflicts or Violations; No Consents or Approvals Required.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Buyer Parent, or (ii) conflict with or violate any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Buyer Parent.  No notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any Governmental Entity or any other person is required to be made or obtained by Buyer Parent in connection with the execution and delivery of this Agreement by Buyer Parent or the consummation by Buyer Parent of the transactions contemplated hereby.

Section 9.04          Buyer Parent Guarantee.

(a)           Buyer Parent hereby irrevocably, absolutely and unconditionally guarantees (i) the full and punctual payment of any amount or amounts due and payable by Buyer and Real Property Buyer under this Agreement, including, without limitation, amounts owed by Buyer or Real Property Buyer under Section 7.02 and Article II and Article VI hereof; and (ii) the due and punctual performance of all covenants, agreements and obligations and satisfaction of all liabilities of Buyer and Real Property Buyer under this Agreement.  Upon any failure by Buyer or Real Property Buyer to pay punctually any such amount, perform any such covenant, agreement or obligation, or satisfy any such liability, Buyer Parent shall forthwith on demand of Seller pay the amount not so paid, perform or cause the performance of the covenant, agreement or obligation not performed, or satisfy or cause to be satisfied the unsatisfied liability; provided, however, that any and all defenses and/or counterclaims available to Buyer or Real Property Buyer shall also be available to Buyer Parent.

(b)          The obligations of Buyer Parent under this Agreement shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)                  any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Buyer or Real Property Buyer, by operation of Law or otherwise, unless and to the extent Seller consents to any such extension, renewal, settlement, compromise, waiver or release;

(ii)                any modification or amendment of or supplement to this Agreement or any document entered into in connection herewith;

(iii)               any change in the corporate existence, structure or ownership of Buyer or Real Property Buyer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or Real Property Buyer or the assets of either or any resulting release or discharge of any obligation of Buyer or Real Property Buyer;

(iv)              the existence of any claim, set-off or other right which Buyer Parent may have at any time against Buyer or Real Property Buyer; provided, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(v)                any invalidity or unenforceability of this Agreement or any document entered into in connection herewith relating to or against Buyer or Real Property Buyer for any reason, or any provision of any legal requirement purporting to prohibit the performance by Buyer or Real Property Buyer  of its obligations under this Agreement or such other document; or

(vi)              any other act or omission to act or delay of any kind by Buyer or Real Property Buyer, Seller or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Buyer Parent's obligations hereunder.

(c)           Upon making any payment or undertaking any performance hereunder with respect to Buyer or Real Property Buyer, Buyer Parent shall be subrogated to the rights of the payee against Buyer or Real Property Buyer, as applicable, with respect to such payment or performance.

ARTICLE X.

Miscellaneous

Section 10.01      Expenses.  Each of the parties hereto shall pay its own legal, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein.  Notwithstanding the foregoing, Real Property  Buyer and Buyer shall pay all deed transfer taxes and the fees and costs of recording or filing all applicable conveyance instruments associated with the sale, transfer, assignment and delivery of the Transferred Real Property and the Transferred Assets, respectively, from Seller to Real Property Buyer and Buyer, respectively, pursuant to this Agreement.

Section 10.02      Notices.  Any notice or other communication given under this Agreement shall be in writing and shall be (a) delivered personally; (b) sent by documented overnight delivery service; (c) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the Business Day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid (certified or registered mail, return receipt requested); or (d) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested).  Such notice shall be deemed to have been duly given (i) on the date of delivery, if delivered personally; (ii) on the Business Day after dispatch by documented overnight delivery service, if sent in such manner; (iii) on the date of facsimile transmission, if so transmitted; or (iv) on the fifth Business Day after sent by first-class mail, postage prepaid, if sent in such manner.  Notices or other communications shall be directed to the following addresses:

Notices to Seller, JLG or Seller Parent:

c/o JLG Industries, Inc.

13224 Fountainhead Plaza

Hagerstown, Maryland 21742-2678

Facsimile: (240) 313-1807

Attention: Senior Vice President and General Counsel

with a copy to:

Covington & Burling

1201 Pennsylvania Avenue, N.W.

Washington, D.C.  20004

Facsimile: (202) 778-5232

Attention: W. Andrew Jack, Esq.

Notices to Buyer:

Alamo Group (OH) Inc.

406 Mill Avenue, S.W.

New Philadelphia, Ohio 44663

Attention: Mike A. Haberman

with a copy to:

Alamo Group Inc.

1502 E. Walnut

Seguin, Texas 78155

Facsimile: (830) 372-9683

Attention: General Counsel

and:

Oppenheimer, Blend, Harrison & Tate, Inc.

711 Navarro, 6th Floor

San Antonio, Texas  78205

Facsimile:  (210) 224-7540

Attention:  J. David Oppenheimer, Esq.

Notices to Real Property Buyer:

NP Real Estate Inc.

406 Mill Avenue, S.W.

New Philadelphia, Ohio 44663

Attention: Mike A. Haberman

with a copy to:

Alamo Group Inc.

1502 E. Walnut

Seguin, Texas 78155

Facsimile: (830) 372-9683

Attention: General Counsel

and:

Oppenheimer, Blend, Harrison & Tate, Inc.

711 Navarro, 6th Floor

San Antonio, Texas  78205

Facsimile: (210) 224-7540

Attention:  J. David Oppenheimer, Esq.

Notices to Buyer Parent:

Alamo Group Inc.

1502 E. Walnut

Seguin, Texas 78155

Facsimile: (830) 372-9683

Attention: Ronald A. Robinson, President & CEO

with a copy to:

Oppenheimer, Blend, Harrison & Tate, Inc.

711 Navarro, 6th Floor

San Antonio, Texas  78205

Facsimile:  (210) 224-7540

Attention:  J. David Oppenheimer, Esq.

Any party may, by notice given in accordance with this Section, specify a new address for notices under this Agreement.

Section 10.03      Entire Agreement; Amendment; Waiver.  This Agreement and the exhibits and schedules annexed hereto and the Confidentiality Agreement, dated April 20, 2004, between Buyer and JLG, constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto.  No modification, amendment or waiver of any provision of this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.  As of the Closing, the Confidentiality Agreement referenced in the first sentence of this Section 10.03 shall terminate.

Section 10.04      Severability.  In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.05      Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided, that no party shall assign this Agreement in whole or in part without the prior written consent of each other party hereto.

Section 10.06      Interpretation; Definitions.  The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in a contract or other document will be construed against the party drafting such contract or document.  Any matter set forth in any provision, subprovision, section or subsection of the Schedules hereto shall be deemed set forth for all purposes of the other Schedules to the extent relevant.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement.  References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.  For all purposes hereof:

"Accounting Policies" has the meaning set forth in Section 3.04.

"Accounts Receivable" has the meaning set forth in Section 1.01A(j).

"Affiliate" of any party means any person or entity controlling, controlled by or under common control with such party.

"Affiliate Machinery and Equipment" means the machinery and equipment listed on Schedule 1.02(i) used by Seller for assembly of parts and components relating to the telehandler and boom lift product lines of Seller and its Affiliates.

"Affiliate Parts and Inventory" means the spare parts and all inventories located on the Transferred Real Property and used by Seller for assembly of parts and components relating to the telehandler and boom lift product lines of Seller and its Affiliates.

"Agreement" means this Asset Purchase Agreement, together with its Schedules and Exhibits.

"Assignment and Assumption Agreements" has the meaning set forth in Section 2.02A(b).

"Assumed Liabilities" has the meaning set forth in Section 1.04(a).

"Benefit Plans" means all "employee benefit plans" as defined in Section 3(3) of ERISA and all other written pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, supplemental unemployment benefit, fringe benefit, sick pay, vacation pay, or similar plans or programs maintained with respect to employees of the Business.

"Bill of Sale" has the meaning set forth in Section 2.02A(c).

"Business" means Seller's excavator product line.

"Business Day" means any day on which banks are open for business in New York City other than Saturday or Sunday.

"Buyer" has the meaning set forth in the Preamble.

"Buyer Parent" has the meaning set forth in the Preamble.

"Buyer's FSA" has the meaning set forth in Section 5.06(c).

"Buyer's Objection" has the meaning set forth in Section 2.04(a).

"Buyer's Welfare Benefit Plans" has the meaning set forth in Section 5.06(a).

"Closing" means the closing of the transactions contemplated hereby.

"Closing Date" has the meaning set forth in Section 2.01.

"Closing Date Payment" means $34,442,158.

"Closing Statement" has the meaning set forth in Section 2.04(a).

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" has the meaning set forth in Section 1.01A(c).

"Copyrights" has the meaning set forth in Section 1.01A(h).

"Determination" means a "determination" as defined by Section 1313(a) of the Code.

"DOL" has the meaning set forth in Section 3.16(f).

"Environmental Laws" means any applicable Laws relating to the environment, preservation or reclamation of natural resources or to Hazardous Substances.

"Environmental Matter" means any matter (including, to the extent applicable, any Qualified Environmental Matter) arising out of, related to or resulting from pollution, contamination, protection of the environment, preservation of natural resources or the manufacture, processing, distribution, use, treatment, handling, storage, disposal, release or transport of a Hazardous Substance and, in all such cases, to the extent related to the Business,  the Transferred Assets or the Transferred Real Property (including, but not limited to, the presence of Hazardous Substances at, on, under, or emanating or migrating from the Transferred Real Property).

"Equipment" has the meaning set forth in Section 1.01A(a).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excluded Accounts Receivable" has the meaning set forth in Section 1.02(b).

"Excluded Assets" has the meaning set forth in Section 1.02.

"Financial Statements" has the meaning set forth in Section 3.04.

"Governmental Entity" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Hazardous Substances" means any hazardous or toxic substance, waste or chemical regulated pursuant to any Environmental Law.

"Including" means including, without limitation.

"Income Taxes" means all taxes based upon or measured by income.

"Indemnified Environmental Matter" means (i) a Qualified Environmental Matter or (ii) Losses to the extent arising or resulting from any Environmental Matter related to the inaccuracy of any representation or breach of any warranty made by Seller in Section 3.14(a) or (b).

"Indemnified Party" has the meaning set forth in Section 6.04.

"Indemnifying Party" has the meaning set forth in Section 6.04.

"Independent Auditor" means Deloitte Touche Tohmatsu (or, if such firm declines to act with regard to any matter within a period of forty-five (45) days, another recognized public accounting firm mutually agreed upon by Buyer and Seller and, if Buyer and Seller are unable so to agree within ten (10) days after the end of such 45-day period, then Buyer and Seller shall each select such a firm and such firms shall jointly select a third firm to resolve the disputed matters).

"Intellectual Property" has the meaning set forth in Section 1.01A(i).

"Inventory" has the meaning set forth in Section 1.01(c).

"IP Assignment Agreement" has the meaning set forth in Section 2.02A(a).

"IRS" means the Internal Revenue Service.

"JLG" has the meaning set forth in the Preamble.

"Knowledge" means with respect to any specific facts or matters, the actual knowledge (without independent investigation) of such facts or matters of the Senior Vice President and General Counsel of JLG, the Executive Vice President and Chief Financial Officer of JLG, the Assistant General Counsel of JLG, the Senior Vice President - Commercial Solutions Group of JLG, the Senior Vice President - Manufacturing of JLG, the Director - Manufacturing Operations Services of JLG, the Director of Human Resources of JLG, Seller's Director of Operations - New Philadelphia, Seller's Manufacturing Engineering Manager, Seller's Vice President - Excavator Group, Seller's Plant Controller and Seller's Director of Human Resources.

"Labor Agreement" means the Plant Labor Agreement between The Gradall Company and the International Association of Machinists and Aerospace Workers (AFL-CIO) Local Lodge No. 1285 with an effective date of April 22, 2002 through April 22, 2006.

"Laws" means statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of all Governmental Entities.

"Liens" means any mortgage, pledge, lien, claim, charge or other encumbrance of any kind.

"Losses" has the meaning set forth in Section 6.01(a) as modified, in the case of Indemnified Environmental Matters, by Section 6.03(a).

"Material Adverse Effect" means a material adverse effect on the results of operations, or financial condition, of the Business taken as a whole.

"Material Contracts" means all of the Contracts excluding the Ordinary Course of Business Contracts.

"Net Asset Value" shall mean the amount by which the total book value of the assets of the Business is greater than the total book value of the liabilities of the Business, in each case, as reflected on the Closing Statement.

"Non-Competition Agreement" has the meaning set forth in Section 2.02A(i).

"Non-Participating Employees" has the meaning set forth in Section 5.06(a).

"Ordinary Course of Business" or "Ordinary Course" or any similar phrase means the ordinary course of the Business and consistent with Seller's past practices.

"Ordinary Course of Business Contracts" means all (a) orders for the purchase of raw materials, supplies, utilities and services used in the manufacture of products of the Business in the Ordinary Course of Business where (i) the aggregate amount owed under each such order does not exceed $250,000 or (ii) the aggregate amount owed under any series of orders with the same vendor does not exceed $250,000; (b) orders for the sale of finished products of the Business to customers in the Ordinary Course of Business where (i) the aggregate amount owed under each such order does not exceed $500,000 or (ii) the aggregate amount owed under any series of orders with the same customer does not exceed $500,000; (c) contracts for routine maintenance of the Transferred Real Property or any part thereof or any of the Equipment where the aggregate amount owed under each such contract does not exceed $250,000; and (d) distribution agreements entered into in the Ordinary Course of Business.

"Participating Employees" has the meaning set forth in Section 5.06(a).

"Patents" has the meaning set forth in Section 1.01A(f).

"Permits" means all permits, approvals, franchises, licenses or other rights granted to Seller by any Governmental Entity and necessary for the lawful ownership of the Transferred Assets or the Transferred Real Property or the lawful conduct of the Business as currently conducted.

"Permitted Liens" means and includes (a) Liens for Taxes, assessments, governmental charges or levies, or water, sewer or other utility charges, in each case not yet due and delinquent or being diligently contested in good faith, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the Ordinary Course of Business that do not impair in any material respect the conduct of the Business or the use of the Transferred Assets or Transferred Real Property in the manner currently used by Seller, (c) easements, restrictive covenants, rights of way and other similar restrictions of records, (d) zoning, building and other similar restrictions, (e) easements, encumbrances, encroachments and other minor imperfections of title that do not impair in any material respect the continued conduct of the Business or the continued use of the Transferred Assets or Transferred Real Property in the manner currently used by Seller, (f) solely with respect to the Transferred Real Property, conditions that may be shown by a current survey or are self-evident from physical inspection, and (g) Liens set forth on Schedule 3.05, but excludes Liens that cross-collateralize or collateralize debts, notes, or liabilities of any Person other than Seller.

"Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

"Qualified Environmental Matter" has the meaning set forth in Section 6.02(a).

"Qualified Environmental Matter Deductible" means $1,900,000; provided, that such amount shall be reduced, on a dollar-for-dollar basis, (i) by an amount not to exceed $181,000 in connection with the discontinuation of the sub-floor cooling oil recirculation system relating to applicable grinding machines on the Transferred Real Property, (ii) by an amount not to exceed $180,000 in connection with the grading and, to the extent necessary, vegetation of the former test area on the Transferred Real Property and (iii) by an amount not to exceed $34,000 in connection with the removal of gas wells on the Transferred Real Property; provided, that in each case such reduction shall occur only if and to the extent that Buyer has actually incurred the applicable cost or expense giving rise to such reduction in a commercially reasonable manner and provides Seller with receipts and other documentation thereof reasonably satisfactory to Seller and JLG.

"RER Bill of Sale" has the meaning set forth in Section 2.02B(f).

"Real Estate Payment" means $5,000,000.

"Real Property Buyer" has the meaning set forth in the Preamble.

"Recent Balance Sheet" has the meaning set forth in Section 3.04.

"Retained Employees" has the meaning set forth in Section 5.01.

"Retained Liabilities" has the meaning set forth in Section 1.04(b).

"Returns" means returns, reports and forms required to be filed with any Governmental Entity.

"Seller" has the meaning set forth in the Preamble.

"Seller Parent" has the meaning set forth in the Preamble.

"Seller's FSA" has the meaning set forth in Section 5.06(c).

"Seller's Pension Plans" means The Gradall Company Hourly Employees' Pension Plan and The Gradall Company Employees' Retirement Plan

"Seller's Savings Plans" means The Gradall Company Hourly Savings and Investment Plan and The Gradall Company Salaried Savings and Investment Plan.

"Seller's Welfare Benefit Plans" has the meaning set forth in Section 5.06(a).

"Special Warranty Deed" has the meaning set forth in Section 2.02B(a).

"Statement Date" means January 1, 2006.

"Sublease Agreement" has the meaning set forth in Section 2.02A(f).

"Supply Agreement" has the meaning set forth in Section 2.02A(d).

"Tax Audit" means any audit or examination by any Taxing Authority and any litigation arising from such audit or examination.

"Taxes" means (a) all taxes (whether Federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a) above.

"Taxing Authority" means any Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

"Tax Laws" means the Code, Federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

"Telehandler/Boom Lift Intellectual Property" has the meaning set forth in Section 1.02(h).

"Third Party Claim" means any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Article VI.

"Trademark License and Agreement" has the meaning set forth in Section 2.02A(e).

"Trademarks" has the meaning set forth in Section 1.01A(g).

"Transferred Assets" has the meaning set forth in Section 1.01A.

"Transferred Benefit Plans" means the Seller's Savings Plans and the Seller's Pension Plans.

"Transferred Employees" has the meaning set forth in Section 5.01.

"Transferred Real Property" has the meaning set forth in Section 1.01B(a).

"Transferred Real Property Records" has the meaning set forth in Section 1.01B(b).

"Transferred Records" has the meaning set forth in Section 1.01A(d).

"Transition Services Agreement" has the meaning set forth in Section 2.02A(g).

"WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.

Section 10.07      Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

Section 10.08      Jurisdiction; Waiver of Jury Trial.  Except as otherwise provided in Section 2.04 hereof, each party irrevocably agrees that any legal action, suit or proceeding against either of them with respect to its obligations or liability under or arising out of or in connection with this Agreement may be brought only in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the state courts of New York located within New York County, and hereby irrevocably accepts and submits to the exclusive jurisdiction of the aforesaid courts in personam, with respect to any such action, suit or proceeding.  Each party hereby waives its rights to a trial by jury of any claim or cause of action in any action, proceeding or other litigation brought by one party against any other arising out of this Agreement, regardless of the basis of the claim or cause of action.

Section 10.09      Captions.  The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.

Section 10.10      Survival.  The representations and warranties made by Seller in Article III shall survive for a period ending on the date 18 months after the Closing Date; provided, that (a) the representations and warranties made by Seller in Sections 3.14(c) and (d) shall survive for a period ending on the date 72 months after the Closing Date and (b) the representations and warranties made by Seller in the fourth sentence of Section 3.10 shall continue indefinitely; provided, further, that if on or prior to the date on which the representations and warranties terminate, an Indemnifying Party has received written notice from an Indemnified Party seeking indemnification in respect of a claim for indemnity hereunder, the Indemnified Party may continue to pursue its right of indemnification hereunder with respect to such claim beyond such termination date.

Section 10.11      No Third Party Rights.  Nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision hereof give any third person any right of subrogation or action over any party hereto.

Section 10.12      Counterparts.   This Agreement may be executed in two or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 10.13      Bulk Sales Law.  Buyer hereby waives compliance by Seller with the provisions of all applicable bulk sales Laws.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused their respective authorized representatives to execute this Agreement as of the date first set forth above.

                        SELLER:

                        THE GRADALL COMPANY

By:

Name: Thomas D. Singer

Title: Vice President

SELLER PARENT:

                        GRADALL INDUSTRIES, INC.

By:

Name: Thomas D. Singer

Title: Vice President

JLG:

JLG INDUSTRIES, INC.

By:

Name: Thomas D. Singer

Title: Senior Vice President and General Counsel

[Additional signature page follows]

BUYER:

ALAMO GROUP (OH) INC.

By:

Name: Ronald A. Robinson

Title: President

REAL PROPERTY BUYER:

NP REAL ESTATE INC.

By:

Name: Donald Duncan

Title: President

BUYER PARENT:

                        ALAMO GROUP INC.

By:

Name: Ronald A. Robinson

Title: President & CEO

Signature Page to Asset Purchase Agreement